UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)
of the Securities Exchange Act of 1934

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☐	Preliminary information statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))
☒	Definitive information statement

ALABAMA POWER COMPANY

(Name of Registrant as Specified in Its Charter)

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NOTICE OF 2015
ANNUAL MEETING
& INFORMATION STATEMENT

www.alabamapower.com

ALABAMA POWER COMPANY
Birmingham, Alabama

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on April 24, 2015

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Shareholders of Alabama Power Company will be held at the Grand Hotel Marriott Resort located at One Grand Boulevard, Point Clear, Alabama 36564 on April 24, 2015 at 8:00 a.m., Central Time, to elect 12 members of the Board of Directors and to transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 11, 2015 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

For directions to the meeting, please contact the Alabama Power Company Corporate Secretary at (205) 257-1000 or by e-mail to apcocorpsec@southernco.com.

The Information Statement and the 2014 Annual Report are included in this mailing.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE INFORMATION STATEMENT AND THE 2014 ANNUAL REPORT FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 24, 2015.

This Information Statement and the 2014 Annual Report also are available to you at www.alabamapower.com/about-us/financials.asp.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BY ORDER OF THE BOARD OF DIRECTORS

Ceila H. Shorts
Corporate Secretary

Birmingham, Alabama
March 24, 2015

INFORMATION STATEMENT

GENERAL INFORMATION

This Information Statement is furnished by Alabama Power Company (Company) in connection with the 2015 Annual Meeting of Shareholders and any adjournment or postponement thereof. The meeting will be held on April 24, 2015 at 8:00 a.m., Central Time, at the Grand Hotel Marriott Resort located at One Grand Boulevard, Point Clear, Alabama 36564. This Information Statement is initially being provided to shareholders on or about March 24, 2015. The Information Statement and the 2014 Annual Report also are available on the internet at www.alabamapower.com/about-us/financials.asp.

At the meeting, the shareholders will vote to elect 12 members to the Board of Directors and will transact any other business that may properly come before the meeting. The Company is not aware of any other matters to be presented at the meeting; however, the holder of the Company's common stock will be entitled to vote on any other matters properly presented.

All shareholders of record of the Company's common stock, preferred stock, and Class A preferred stock on the record date of March 11, 2015 are entitled to notice of and to vote at the meeting. On that date, there were 30,537,500 shares of common stock outstanding and entitled to vote, all of which are held by The Southern Company (Southern Company). There were also 475,115 shares of preferred stock and 12,000,000 shares of Class A preferred stock outstanding on that date. In addition, the Company has outstanding shares of preference stock and the holders of such shares are not entitled to vote in the election of Directors.

With respect to the election of Directors, all of the outstanding shares of preferred stock and Class A preferred stock are entitled to vote as a single class with the Company's common stock. Each share of outstanding common stock counts as one vote. Each share of the 4.20% Series, the 4.52% Series, the 4.60% Series, the 4.64% Series, the 4.72% Series, and the 4.92% Series of outstanding preferred stock, with par value of $100 per share, counts as two-fifths vote, and each share of the 5.20% Series, the 5.30% Series, and the 5.83% Series of outstanding Class A preferred stock, with stated capital of $25 per share, counts as one-tenth vote. The Company's Articles of Incorporation provide for cumulative voting rights for the shares of common stock, preferred stock, and Class A preferred stock.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

SHAREHOLDER PROPOSALS

Shareholders may present proper proposals for inclusion in the Company's Information Statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion in the Information Statement for the 2016 Annual Meeting, shareholder proposals must be received by the Company no later than January 25, 2016.

NOMINEES FOR ELECTION AS DIRECTORS

A Board of 12 Directors is to be elected at the 2015 Annual Meeting of Shareholders, with each Director to hold office until the next annual meeting of shareholders and until the election and qualification of a successor. Each of the named nominees is currently a Director. If any named nominee becomes unavailable for election, the Board may substitute another nominee.

Below is information concerning the nominees for Director stating, among other things, their names, ages, positions, and offices held, and descriptions of their business experience. The background, experiences, and strengths of each nominee contribute to the diversity of the Company's Board. The ages of the Directors shown below are as of December 31, 2014.

Mark A. Crosswhite - Director since 2014
Mr. Crosswhite, 52, is Chairman, President, and Chief Executive Officer of the Company and Executive Vice President of Southern Company. He has served as President, Chief Executive Officer, and Director since March 2014 and Chairman of the Board of Directors since May 2014. He served as Executive Vice President and Chief Operating Officer of Southern Company from July 2012 through February 2014; President, Chief Executive Officer, and Director of Gulf Power Company from January 2011 through June 2012; and Executive Vice President of External Affairs of the Company from February 2008 through December 2010. Mr. Crosswhite serves on the Board of privately-held Mercedes-Benz U.S. International, Inc. He also serves on several civic and non-profit boards. He is the Chairman of the Board of the Economic Development Partnership of Alabama (EDPA) and the Birmingham Business Alliance. He also serves as a Director for the Southern Research Institute, the University of Alabama Law School Foundation, the Business Council of Alabama, and the Virginia Samford Theatre. He is a graduate of Leadership Alabama. Mr. Crosswhite has over 28 years of experience in the energy industry. His experience in operations and external affairs, legal expertise, and understanding of the electric utility business and its regulatory structure make him well qualified to serve on the Board.

Whit Armstrong - Director since 1982
Mr. Armstrong, 67, is the Managing Member of Creeke Capital Investments, LLC (a private personal investment company), a position he has held since August 2011. He previously served as President, Chief Executive Officer, and Chairman of The Citizens Bank, Enterprise, Alabama, from 1975 to 2011 and President, Chief Executive Officer, and Chairman of The Citizens Bank's holding company, Enterprise Capital Corporation, Inc. from 1979 to 2011. He is a Director and a member of the Audit and Compensation Committees of Enstar Group Inc. Mr. Armstrong is Chairman of the Industrial Development Board of the City of Enterprise, former Chairman of the Ethics Commission of the State of Alabama, and a former member of the Alabama State Banking Board. He also has served or currently serves as a member of the Boards of Troy State University Foundation, Enterprise State Community College Foundation, E.L. Gibson Foundation, Friends of Fort Rucker, and other civic and community organizations. Mr. Armstrong's background and extensive experience as a senior executive of a financial institution, including extensive focus on complex financial issues, and as a leader in other business, economic development, civic, educational, and other not-for-profit organizations, along with his long-standing knowledge of the Company and his seasoned business judgment, are valuable to the Company's Board.

Ralph D. Cook - Director since 2008
Justice Cook, 70, is the city attorney for Birmingham, Alabama. He was appointed to this position in January 2014 by the Mayor of Birmingham. Previously, he was an attorney with Hare, Wynn, Newell and Newton, LLP in Birmingham, Alabama from February 2001 through January 2014. Justice Cook also served for 24 years as a District Judge, a Circuit Judge, and an Associate Justice on the Alabama Supreme Court. He is a member of the National Bar Association, Alabama State Bar, California State Bar, Birmingham and Bessemer Bar Associations, a fellow in the American College of Trial Lawyers, and an elected member of the American Law Institute. He has served as President of both the Alabama Lawyers Association and the Alabama Association for Justice. Justice Cook served as Dean and Professor of Miles Law School, Birmingham, Alabama, and also taught at San Jose State University and Cabrillo College in California. He also currently serves as President of the Kiwanis Club of Birmingham and Chairman of the Birmingham Museum of Art. He serves, or has served, on the Boards of Directors of the Birmingham Civil Rights Institute, the Community Foundation of Greater Birmingham, the Salvation Army, the Alabama Civil Justice Foundation, St. Vincent's Hospital Foundation, the Birmingham Business Alliance, and other civic and community organizations. Justice Cook's background and extensive experience as an attorney, judge, and leader in civic, educational, and other not-for-profit organizations, along with his seasoned legal judgment, are valuable to the Company's Board.

David J. Cooper, Sr. - Director since 1998
Mr. Cooper, 69, is the Vice Chairman of Cooper/T. Smith Corporation, in Mobile, Alabama, a privately-held corporation that is one of the largest stevedoring and maritime-related firms in the United States.  Mr. Cooper served on the Board of Directors of SouthTrust Bank (now Wells Fargo & Company) and serves on the Board of Regions Financial Corporation and is a current member of its Compensation Committee and its Nominating and Corporate Governance Committee. Mr. Cooper also serves on the Boards of Crescent Towing and Salvage Company and CSC Assurance Ltd. Mr. Cooper currently serves on the Board of the Economic Development Partnership of Alabama and is a Director of the American Automobile Association. Mr. Cooper is past Chairman of the Mobile Infirmary Medical Center, the International Business Advisory Board, and the UMS-Wright Preparatory School Board of Trustees and formerly served on the Board of the Alabama State Port Authority. He also serves on the Japan America Society of Alabama Board of Directors and the Board of Advisors for the Mobile Area Chamber of Commerce. Mr. Cooper's background and long experience as a senior executive of a large corporation, his extensive exposure to complex financial issues at large companies, and his leadership in other business, economic development, civic, educational, and other not-for-profit organizations, along with his long-standing knowledge of the Company and seasoned business judgment, are valuable to the Company's Board.

Anthony A. Joseph - Director since 2015
Mr. Joseph, 61, is a shareholder with the law firm of Maynard, Cooper & Gale, P.C., in Birmingham, Alabama, since 2006. He served as President of the Alabama State Bar in 2013 and 2014. He previously served as an Assistant U.S. Attorney and Special Agent with the Federal Bureau of Investigation. He also served as an Assistant District Attorney in Bessemer, Alabama . Mr. Joseph has extensive community and civic involvement. He has served the Alabama State Bar Association as Vice President, Bar Commissioner, and a member of the Disciplinary Commission, Disciplinary Panel, and the Character & Fitness Committee. He also served on the Alabama Criminal Justice Council, as both President and Secretary/Treasurer of the Birmingham Bar Association, and as President of the Legal Aid Society. Mr. Joseph served as Chair of the American Bar Association Criminal Justice Section and is a Fellow of the American College of Trial Lawyers. Mr. Joseph is active in many professional associations in the State of Alabama. He is a graduate of Leadership Alabama and a member of Leadership Birmingham’s Executive Committee. He has previously served on the Boards of Advent Episcopal Day School, the Birmingham YMCA, and the American Red Cross and as President of Big Brothers/Big Sisters. Mr. Joseph’s background and experience as a leader in the business and legal communities and his reputation for insightful decision-making make him a well-qualified member of the Company’s Board.

Patricia M. King - Director since 1997
Ms. King, 69, is President of Sunny King Automotive Group (automobile dealerships), in Anniston, Alabama. Ms. King is a founding member and Director of Noble Bank and Trust and serves on the Board of the Business Council of Alabama. Ms. King also serves, or has served, as a Director on the Boards of the Knox Concert Series and the Public Education Foundation of Anniston and is a member of the Jacksonville State University College of Commerce and Business Administration Business Advisory Board and other community and civic organizations. Ms. King's background and extensive experience as a business owner and as a leader in other business, civic, educational, and other not-for-profit organizations, along with her long-standing knowledge of the Company and seasoned business judgment, are valuable to the Company's Board.

James K. Lowder - Director since 1997
Mr. Lowder, 65, is Chairman of the Board of The Colonial Company and certain of its subsidiaries (real estate development and sales), in Montgomery, Alabama. He serves on the Board of Directors of Mid-America Apartment Communities, Inc. (formerly Colonial Properties Trust) and Ala Trust, Inc. He is also a current Director of the Home Builders Association of Alabama and the Greater Montgomery Home Builders Association. Mr. Lowder is the past Chairman and a current Board member of the Alabama Shakespeare Festival, Chairman of the Alabama Shakespeare Festival Endowment Trust, a past Board member of Leadership Montgomery, past President of the Board of the Montgomery YMCA, past Chairman of the Montgomery Area Chamber of Commerce, and past Chairman of the Montgomery Area United Way Campaign. Mr. Lowder's background and many years as a senior executive and a leader in other business, civic, educational, and other not-for-profit organizations, along with his long-standing knowledge of the Company and seasoned business judgment, are valuable to the Company's Board.

Malcolm Portera - Director since 2003
Dr. Portera, 68, is a partner in Portera and Associates (a business planning and development firm), a position he has held since 2014. From 2002 to 2012, he served as the Chancellor of The University of Alabama System, which is the State of Alabama's largest higher education enterprise. Dr. Portera serves on the Board of Directors of Protective Life Corporation, Birmingham, Alabama, where he has served on the Corporate Governance and Nominating Committee, the Risk, Finance, and Investments Committee, and the Compensation Committee. He previously served as a Director of Regions Financial Corporation, Birmingham, Alabama. Dr. Portera was formerly the President of Mississippi State University. Prior to that, Dr. Portera held a number of increasingly important positions with the University of Alabama System and launched a successful business development and strategic planning company. He has also served in leadership roles for the Birmingham Business Alliance, the

Riley Foundation, Southern Research Institute, the University of Alabama at Birmingham Health System, the West Alabama Chamber of Commerce, the Bryant-Jordan Scholarship Foundation, Operation New Birmingham, the University of Alabama at Birmingham Research Foundation, the University of Alabama at Huntsville Foundation, the Alabama Technology Network, and the Public Affairs Research Council of Alabama. He is the former Chair of the Council of Presidents of the Southeastern Universities Research Association and Vice Chair of the Alabama Research Alliance. Dr. Portera's background and extensive experience in academia and as a leader in other business, civic, educational, and other not-for-profit organizations and seasoned business judgment are valuable to the Company's Board.

Robert D. Powers - Director since 1992
Mr. Powers, 64, is President and co-owner of The Eufaula Agency, Inc. (an insurance brokerage and real estate company). He maintains professional designations in insurance and finance. He is active in a number of business ventures in Eufaula, Alabama. Currently, Mr. Powers serves as a member of the Eufaula City Council and has served on numerous city commissions and Boards. Mr. Powers is on the Board of Directors of the Business Council of Alabama, the Economic Development Partnership of Alabama Foundation, and the Alabama Partnership for Children. He also serves on the Boards of the United Way of Greater Barbour County, the Eufaula/Barbour County Chamber of Commerce, and the Clearing House/Family Service Center of Barbour County. Mr. Powers is a Director of the Alabama School Readiness Alliance. He has served in leadership roles in numerous civic, government, business, and charitable organizations, including service in the U.S. Army (active and reserve). Mr. Powers' background and experience as a business owner and as a leader in other business, civic, educational, and other not-for-profit organizations, along with his considerable knowledge of the Company and seasoned business judgment, are valuable to the Company's Board.

Catherine J. Randall - Director since 2015
Dr. Randall, 64, is Chairman of the Board of Pettus Randall Holdings, LLC (a real estate company), in Tuscaloosa, Alabama, a position she has held since 2002. Dr. Randall is the former Chairman of the Board of Randall Publishing Company and a former Director of the University Honors Program at the University of Alabama. Dr. Randall holds two Ph.D. degrees from the University of Alabama. Dr. Randall is also a member of the Board of Directors of privately-held Mercedes-Benz U.S. International, Inc. Dr. Randall has served in numerous community roles, both locally and nationally, including National President of Mortar Board, Inc., President of the Board of Directors of the Alabama Women’s Hall of Fame, Director of Alabama Girls State, and Chairman of the Alabama Academy of Honor. Dr. Randall is former Chair of the American Village Board of Directors. Dr. Randall is also the former head of Alabama Girls State and a member of the Board of Directors of the Alabama Center for Civic Life, which assists communities with local and national issues. In 2011, Dr. Randall was appointed to the Governor’s Tornado Recovery Action Council. Dr. Randall's dedication to the State of Alabama, as well as her extensive experience in the business and academic communities, make Dr. Randall a valuable member of the Company’s Board.

C. Dowd Ritter - Director since 1997
Mr. Ritter, 67, is the retired Chairman and Chief Executive Officer of Regions Financial Corporation and Regions Bank, positions he held from 2008 to 2010. He also served as Chairman of the Board, President, and Chief Executive Officer of AmSouth Bancorporation from 1998 until its merger with Regions Financial Corporation in 2008. Mr. Ritter is retired from the Board of Directors of Protective Life Corporation, where he served on the Risk, Finance, and Investments Committee and was the Chair of the Compensation and Management Succession Committee, and McWane, Inc., Birmingham, Alabama. He is the former Chairman of the Board of Trustees of Birmingham-Southern College and Chairman Emeritus of the Birmingham Business Alliance. His additional past service to the community includes 2009 Co-Chair of the 50th Anniversary Campaign for The Community Foundation of Greater Birmingham, 2007 Honorary Chairman of the Multiple Sclerosis Society's Legacy of Leadership Campaign, the Birmingham Civil Rights Institute Campaign Steering Committee, the Sixteenth Street Baptist Church Stabilization Steering Committee, Chairman of the Board of Directors and 1993 Campaign Chair for the United Way of Central Alabama, campaign Co-Chairman for the American Cancer Society's Five Points South Center and Hope Lodge, member of the Board of Trustees of the Birmingham Museum of Art and Leadership Birmingham, and Director of the Economic Development Partnership of Alabama. Mr. Ritter's experience as a senior executive of large financial institutions, extensive exposure to complex financial issues at large public companies, and experience leading other business, economic development, civic, other not-for-profit, and educational organizations are valuable to the Company's Board.

James H. Sanford - Director since 1983
Mr. Sanford, 70, is Chairman of the Board of HOME Place Farms, Inc. (agriculture, computer services, and real estate investments) and Choice Cotton, Inc. (cotton merchant enterprise), a General Partner for HOME Place Capital, a member of Owensboro Towne Center, LLC, and general manager of Warm Springs, LLC and JHS Farms, LLC. He also serves as President of Autauga Quality Cotton Association (10-state cotton marketing cooperative) and Chairperson of the Legends Park Improvement District, both of Prattville, Alabama. He serves on the Boards of Auburn University and Judson College. He has served as a Director and Chairman of the Board of the Federal Reserve Bank of Atlanta, Birmingham Branch and a member of the Commodity Futures Trading Commission Agricultural Advisory Committee. Mr. Sanford also serves as Chairperson of the Alabama Cotton Commission and the Auburn Research and Technology Foundation, Director of the Autauga County Farmers Federation and the EDPA and Chairman of the EDPA Foundation, Inc. Mr. Sanford is a Director of Autauga Services of Autauga County (a United Way affiliate) and serves on the Advisory Board of the Edward Via College of Osteopathic Medicine in Auburn, Alabama. He serves on the Board for Autauga Foundation, Coosa-Alabama River Improvement Association, Montgomery Chamber of Commerce, and Montgomery Area Committee of 100. He is a member of the Auburn University Research Advisory Board, Auburn University College of Agriculture Dean's Council, Auburn University Montgomery Trustee Advisory Board, and Marion Military Institute Presidential Advisory Council. Mr. Sanford has served in leadership roles on numerous civic, community, educational boards, foundations, committees, and councils. Mr. Sanford's background and extensive experience as a business owner and as a leader in other business, economic development, civic, educational, and other not-for-profit organizations, along with his long-standing knowledge of the Company and seasoned business judgment, are valuable to the Company's Board.

Each nominee has served in his or her present position for at least the past five years, unless otherwise noted.

Vote Required

The majority of the votes cast by the shares outstanding and entitled to vote at a meeting at which a quorum is present is required for the election of Directors. The shareholders entitled to vote in the election of Directors have the right to cumulate their votes. Such right permits the shareholders to multiply the number of votes they are entitled to cast by the number of Directors for whom they are entitled to vote and cast the product for a single nominee or distribute the product among two or more nominees. A shareholder will not be entitled to vote cumulatively at the Company's 2015 Annual Meeting unless such shareholder gives the Company notice of his or her intent to cumulate his vote at least 48 hours before the time set for the meeting. If one shareholder gives such notice, all shareholders will be entitled to cumulate their votes without giving further notice.

Southern Company, as the owner of all of the Company's outstanding common stock, will vote for all of the nominees above.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

The Company is managed by a core group of officers and governed by a Board of Directors which has been set at a total not to exceed 25 members. The current nominees for election as Directors consist of 12 members - 11 non-employee Directors and Mr. Crosswhite, the Chairman of the Board, President, and Chief Executive Officer of the Company.

GOVERNANCE POLICIES AND PROCESSES

Southern Company owns all of the Company's outstanding common stock, which represents a substantial majority of the overall voting power of the Company's equity securities, and the Company has listed only debt and preferred stock on the New York Stock Exchange (NYSE). Accordingly, under the rules of the NYSE, the Company is exempt from most of the NYSE's listing standards relating to corporate governance. The Company has voluntarily complied with certain of the NYSE's listing standards relating to corporate governance where such compliance was deemed to be in the best interests of the Company's shareholders. In addition, under the rules of the Securities and Exchange Commission (SEC), the Company is exempt from the audit committee requirements of Section 301 of the Sarbanes-Oxley Act of 2002 and, therefore, is not required to have an audit committee or an audit committee report on whether it has an audit committee financial expert.

DIRECTOR COMPENSATION

Only non-employee Directors of the Company are compensated for service on the Board of Directors. The pay components for non-employee Directors are:

Annual cash retainer:
■	$45,000 for Directors serving as chair of a Board committee; $40,000 for other Directors (paid quarterly)

Annual stock retainer:
■	$30,000 per year payable in shares of Southern Company common stock (Common Stock) (paid quarterly)

Meeting fees:
■	$1,800 for each Board meeting attended, beginning with the 6th meeting in a calendar year
■	$1,200 for participation in a meeting of a committee of the Board and for any other Board of Director business-related meeting at which the Director participates as a representative of the Board

All or a portion of a Director's cash retainer fee and meeting fees may be paid in Common Stock.

DIRECTOR DEFERRED COMPENSATION PLAN

At the election of the Director, all or a portion of the Director's compensation, including the stock retainer, may be deferred in the Deferred Compensation Plan for Outside Directors of Alabama Power Company, as amended and restated effective January 1, 2008 (Director Deferred Compensation Plan), until membership on the Board ends. Deferred compensation may be invested as follows, at the Director's election:

•	in Common Stock units which earn dividends as if invested in Common Stock and are distributed in shares of Common Stock or cash upon leaving the Board; or

•	at the prime interest rate which is paid in cash upon leaving the Board.

All investments and earnings in the Director Deferred Compensation Plan are fully vested and, at the election of the Director, may be distributed in a lump sum payment, or in up to 15 annual or 60 quarterly distributions after leaving the Board. The Company has established a grantor trust that primarily holds Common Stock that funds the Common Stock units that are distributed in shares of Common Stock. Directors have voting rights in the shares held in the trust attributable to these units.

DIRECTOR COMPENSATION TABLE

The following table reports all compensation to the Company's non-employee Directors during 2014, including amounts deferred in the Director Deferred Compensation Plan. Non-employee Directors do not receive Non-Equity Incentive Plan Compensation or stock option awards, and there is no pension plan for non-employee Directors. Mr. Joseph and Dr. Randall, who were elected to the Board effective January 23, 2015, are not included in this table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Whit Armstrong	55,200	30,000	—	2,238	87,438
Ralph D. Cook	46,000	30,000	—	1,351	77,351
David J. Cooper, Sr.	42,400	30,000	—	1,210	73,610
John D. Johns (4)	41,200	30,000	—	173	71,373
Patricia M. King	42,400	30,000	—	2,987	75,387
James K. Lowder	46,600	30,000	—	1,701	78,301
Malcolm Portera	44,200	30,000	—	390	74,590
Robert D. Powers	56,400	30,000	—	2,774	89,174
C. Dowd Ritter	44,200	30,000	—	229	74,429
James H. Sanford	44,200	30,000	—	1,752	75,952
John Cox Webb, IV (5)	51,000	30,000	—	1,293	82,293

(1)	Includes amounts voluntarily deferred in the Director Deferred Compensation Plan.

(2)	Includes fair market value of equity grants on grant dates. All such stock awards are vested immediately upon grant.

(3)	Consists of reimbursements for taxes on imputed income associated with gifts and activities provided to attendees at Company-sponsored events.

(4)	Mr. Johns resigned from the Board effective February 8, 2015. During 2014 and until his resignation, Mr. Johns served on the Executive Committee.

(5)	Mr. Webb is retiring from the Board effective April 24, 2015.

BOARD LEADERSHIP STRUCTURE

The Board believes that the combined role of Chief Executive Officer and Chairman is most suitable for the Company because the Chief Executive Officer is the Director most familiar with the Company's business and industry, including the regulatory structure and other industry-specific matters, as well as being most capable of effectively identifying strategic priorities and leading discussion and execution of strategy. Non-employee Directors and management have different perspectives and roles in strategy development. The Chief Executive Officer brings Company-specific experience and expertise, while the Company's non-employee Directors bring experience, oversight, and expertise from outside the Company and its industry.

EXECUTIVE SESSIONS

It is the policy of the Directors to hold an executive session of the non-employee Directors without management participation at each regularly scheduled Board of Directors meeting. The Chairman of the Controls and Compliance Committee presides over these executive sessions. Information on how to communicate with the Chairman of the Controls and Compliance Committee or the non-employee Directors is provided under Communicating with the Board below.

COMMITTEES OF THE BOARD

Controls and Compliance Committee:

•	Members are Mr. Webb, Chairman; Mr. Armstrong, Justice Cook, Mr. Joseph(1), and Mr. Lowder

•	Met four times in 2014

•	Oversees the Company's internal controls and compliance matters

The Controls and Compliance Committee provides, on behalf of the Board, oversight of the Company's system of internal control, compliance, ethics, and employee concerns programs and activities. The Controls and Compliance Committee's responsibilities include review and assessment of such matters as the adequacy of internal controls, the internal control environment, management risk assessment, response to reported internal control weaknesses, internal auditing, and ethics and compliance program policies and practices. The Controls and Compliance Committee reports activities and findings to the Board of Directors and the Southern Company Audit Committee. The Controls and Compliance Committee meets periodically with management, the internal auditors, and the independent registered public accounting firm to discuss auditing, internal controls, and compliance matters.

The Southern Company Audit Committee provides broad oversight of the Company's financial reporting and control processes. The Southern Company Audit Committee reviews and discusses the Company's financial statements with management, the internal auditors, and the independent registered public accounting firm. Such discussions include critical accounting policies and practices, material alternative financial treatments within generally accepted accounting principles, proposed adjustments, control recommendations, significant management judgments and accounting estimates, new accounting policies, changes in accounting principles, any disagreements with management, and other material written communications between the internal auditors and/or the independent registered public accounting firm and management.

The charter of the Southern Company Audit Committee is available on Southern Company's website (www.southerncompany.com). The Southern Company Audit Committee has authority to appoint, compensate, and oversee the work of the independent registered public accounting firm.

(1)    Mr. Joseph was appointed as a member effective January 23, 2015.

Compensation Committee:

•	Members are Mr. Armstrong, Chairman; Mr. Sanford, Dr. Portera, and Dr. Randall(1)

•	Met two times in 2014

•	Oversees the administration of the Directors' compensation arrangements and reviews employee compensation

The Company's Compensation Committee reviews and provides input to the Southern Company Compensation and Management Succession Committee on the performance and compensation of the Company's Chief Executive Officer and makes recommendations regarding the fees paid to members of the Company's Board of Directors.

The Southern Company Compensation and Management Succession Committee approves the corporate performance goals used to determine incentive compensation and establishes the mechanism for setting compensation levels for the Company's executive officers.  It also administers executive compensation plans and reviews management succession plans.  The Charter of the Southern Company Compensation and Management Succession Committee is available on Southern Company's website (www.southerncompany.com).

The Southern Company Compensation and Management Succession Committee, which has authority to retain independent advisors, including compensation consultants, at Southern Company's expense, engaged Pay Governance LLC (Pay Governance) to provide an independent assessment of the current executive compensation program and any management-recommended changes to that program and to work with Southern Company management to ensure that the executive compensation program is designed and administered consistent with the Southern Company Compensation and Management Succession Committee's requirements. The Southern Company Compensation and Management Succession Committee also expected Pay Governance to advise on executive compensation and related corporate governance trends.

Pay Governance is engaged solely by the Southern Company Compensation and Management Succession Committee and does not provide any services directly to management unless authorized to do so by the Southern Company Compensation and Management Succession Committee. In connection with its engagement of Pay Governance, the Southern Company

Compensation and Management Succession Committee reviewed Pay Governance's independence including (1) the amount of fees received by Pay Governance from Southern Company as a percentage of Pay Governance's total revenue; (2) its policies and procedures designed to prevent conflicts of interest; and (3) the existence of any business or personal relationships, including Common Stock ownership, that could impact independence. After reviewing these and other factors, the Southern Company Compensation and Management Succession Committee determined that Pay Governance is independent and the engagement did not present any conflicts of interest. Pay Governance also determined that it was independent from management, which was confirmed in a written statement delivered to the Southern Company Compensation and Management Succession Committee.

During 2014, Pay Governance assisted the Southern Company Compensation and Management Succession Committee with analyzing comprehensive market data and its implications for pay at the Company and its affiliates and various other governance, design, and compliance matters.

(1)    Dr. Randall was appointed as a member effective January 23, 2015.

Executive Committee:

•	Members are Mr. Crosswhite, Chairman; Mr. Cooper, and Mr. Ritter

•	Met two times in 2014

•	Acts in place of full Board on matters that require Board action between scheduled meetings of the Board to the extent permitted by law and within certain limits set by the Board

Nuclear Committee:

•	Members are Mr. Powers, Chairman; Justice Cook, and Ms. King

•	Met two times in 2014

•	Reviews nuclear activities

•	Chairman serves on the Southern Nuclear Operating Company, Inc. Nuclear Oversight Committee as a representative of the Board for which he receives meeting fees from the Company

BOARD RISK OVERSIGHT

The Chief Executive Officer of the Company has designated a member of management as the primary responsible officer for identifying and providing information and updates related to the significant risks facing the Company. All significant risks identified on the Company's risk profile are reviewed with the full Board at least annually. In addition, the Board provides ongoing oversight of risks through regular management reports related to significant strategic and operational issues.

DIRECTOR ATTENDANCE

The Board of Directors met six times in 2014. Average Director attendance at all applicable Board and committee meetings held in 2014 was 92%. No nominee attended less than 75% of applicable meetings during 2014.

DIRECTOR NOMINATION PROCESS

The Company does not have a nominating committee. The full Board, with input from the Company's Chairman, President, and Chief Executive Officer, identifies Director nominees. The Board evaluates candidates based on the requirements set forth in the Company's by-laws and regulatory requirements applicable to the Company.

Southern Company owns all of the Company's common stock and, as a result, Southern Company's affirmative vote is sufficient to elect Director nominees. Consequently, the Board does not accept proposals from preferred shareholders regarding potential candidates for Director nominees. Southern Company's Chairman, President, and Chief Executive Officer also has input on behalf of Southern Company regarding potential candidates for Director nominees.

COMMUNICATING WITH THE BOARD

Shareholders and other parties interested in communicating directly with the Company's Board of Directors, the Chairman of the Controls and Compliance Committee, or the non-employee Directors may contact them by writing c/o Corporate Secretary, Alabama Power Company, 600 North 18th Street, Birmingham, Alabama 35203 or by sending an email to apcocorpsec@southernco.com. The Corporate Secretary will receive the correspondence and forward it to the individual Director or Directors to whom the correspondence is directed or the Chairman of the Controls and Compliance Committee. The Corporate Secretary will not forward any correspondence that is unduly hostile, threatening, illegal, not reasonably related to the Company or its business, or similarly inappropriate.

BOARD ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

The Company does not have a policy relating to attendance at the Company's annual meeting of shareholders by Directors. The Company does not solicit proxies for the election of Directors because the affirmative vote of Southern Company is sufficient to elect the nominees and, therefore, holders of the Company's preferred stock rarely attend the annual meeting. Consequently, a policy encouraging Directors to attend the annual meeting of shareholders is not necessary. Four of the Company's Directors attended the Company's 2014 Annual Meeting of Shareholders.

RETIRING DIRECTOR

Mr. John Cox Webb, IV, who has served as a Director of the Company since 1977, is retiring from the Board effective April 24, 2015. During his time on the Board, Mr. Webb has chaired the Nuclear Safety (currently Nuclear Oversight), Nominating (dissolved), Audit (currently Controls and Compliance Committee), and Controls and Compliance Committees and has been a member of the Compensation Committee. Mr. Webb is President of Webb Lumber Company, Inc. (wholesale lumber and wood products sales), Demopolis, Alabama. He was a member of the Demopolis City Council and the Demopolis Utilities Board and served as Chairman of the Demopolis Industrial Development Board and member for nearly three decades. Mr. Webb served as Chairman and member of the Bryan W. Whitfield Memorial Hospital Board of Trustees. He has served as President, Vice President, Treasurer, and Secretary of the Demopolis Rotary Club and as Demopolis Chamber of Commerce Board Chairman. Mr. Webb is also active in his community, having served on various committees and groups such as Demopolis Civilian Task Force (an urban renewal group), Demopolis Arts Council, and St. Leo’s Parish Council President. Mr. Webb’s background and extensive experience as a business owner and as a leader in other business, economic development, civic, educational, and other not-for-profit organizations, along with his long-standing knowledge of the Company and his seasoned business judgment, are valuable to the Company’s Board.

AUDIT COMMITTEE REPORT

The Southern Company Audit Committee (Audit Committee) oversees the Company's financial reporting process on behalf of the Board of Directors of Southern Company. The Company's management has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting, including disclosure controls and procedures, and for preparing the Company's financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements of the Company and management's report on the Company's internal control over financial reporting in the 2014 Annual Report with management. The Audit Committee also reviews the Company's quarterly and annual reporting on Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee's review process includes discussions of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the financial statements.

The independent registered public accounting firm is responsible for expressing opinions on the conformity of the audited financial statements with accounting principles generally accepted in the United States. The Audit Committee has discussed with the independent registered public accounting firm the matters that are required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees and SEC Rule 2-07 of Regulation S-X, Communications with Audit Committees. In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from management and the Company as required under rules of the PCAOB and has received the written disclosures and letter from the independent registered public accounting firm required by the rules of the PCAOB. The Audit Committee also has considered whether the independent registered public accounting firm's provision of non-audit services to the Company and its affiliates is compatible with maintaining the firm's independence.

The Audit Committee discussed the overall scope and plans with the Company's internal auditors and independent registered public accounting firm for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits and the overall quality of the Company's financial reporting. The Audit Committee also meets privately with Southern Company's compliance officer. The Audit Committee held ten meetings during 2014.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of Southern Company (and such Board approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 and filed with the SEC. The Audit Committee also reappointed Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2015. At the 2015 annual meeting of Southern Company's stockholders, the stockholders will be asked to ratify the Audit Committee's selection of the independent registered public accounting firm.

Members of the Audit Committee as of December 31, 2014:

Jon A. Boscia, Chair
Juanita Powell Baranco
Warren A. Hood, Jr.
Larry D. Thompson

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following represents the fees billed to the Company for the two most recent fiscal years by Deloitte & Touche LLP (Deloitte & Touche) - the Company's principal independent registered public accounting firm for 2014 and 2013.

	2014	2013
	(in thousands)
Audit Fees(1)	$2,448	$2,487
Audit-Related Fees (2)	28	51
Tax Fees	0	0
All Other Fees (3)	60	13
Total	$2,536	$2,551

(1)	Includes services performed in connection with financing transactions.

(2)	Includes non-statutory audit services in both 2014 and 2013.

(3)
Represents registration fees for attendance at Deloitte & Touche-sponsored education seminars in 2013 and 2014, subscription fees for Deloitte & Touche's technical accounting research tool in 2013 and 2014, information technology consulting services related to general ledger software of the Company in 2014, and travel expenses for Deloitte & Touche's training facilitator in 2013.

The Audit Committee (on behalf of Southern Company and all of its subsidiaries, including the Company) has adopted a Policy on Engagement of the Independent Auditor for Audit and Non-Audit Services that includes requirements for the Audit Committee to pre-approve services provided by Deloitte & Touche. This policy was initially adopted in July 2002 and, since that time, all services included in the chart above have been pre-approved by the Audit Committee.

Under the policy, the independent registered public accounting firm delivers an annual engagement letter which provides a description of services anticipated to be rendered to the Company by the independent registered public accounting firm for the Audit Committee to approve. The Audit Committee's approval of the independent registered public accounting firm's annual engagement letter constitutes pre-approval of all services covered in the letter. In addition, under the policy, the Audit Committee has pre-approved the engagement of the independent registered public accounting firm to provide services related to the issuance of comfort letters and consents required for securities sales by the Company and services related to consultation on routine accounting and tax matters. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee with respect to permissible services up to a limit of $50,000 per engagement. The Chair of the Audit Committee is required to report any pre-approval decisions at the next scheduled Audit Committee meeting.

Under the policy, prohibited non-audit services are services prohibited by the SEC to be performed by the Company's independent registered public accounting firm. These services include bookkeeping or other services related to the preparation of accounting records or financial statements of the Company, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing services, management functions or human resources, broker-dealer, investment advisor or investment banking services, legal services and expert services unrelated to the audit, and any other service that the PCAOB determines, by regulation, is impermissible. In addition, officers of the Company may not engage the independent registered public accounting firm to perform any personal services, such as personal financial planning or personal income tax services.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM REPRESENTATION

No representative of Deloitte & Touche is expected to be present at the 2015 Annual Meeting of Shareholders unless, at least three business days prior to the day of the meeting, the Company's Corporate Secretary has received written notice from a shareholder addressed to the Corporate Secretary at Alabama Power Company, 600 North 18th Street, Birmingham, Alabama 35203, that the shareholder will attend the meeting and wishes to ask questions of a representative of Deloitte & Touche. In such a case, representatives of Deloitte & Touche will be present at the Annual Meeting to respond to questions and will have an opportunity to make a statement if desired.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Throughout this executive compensation section, references to the Compensation Committee mean the Compensation and Management Succession Committee of the Board of Directors of Southern Company.

This section describes the compensation program for the Company's Chief Executive Officer and Chief Financial Officer in 2014, as well as each of the Company's other three most highly compensated executive officers serving at the end of the year.

Mark A. Crosswhite	Chairman, President, and Chief Executive Officer
Philip C. Raymond	Executive Vice President, Chief Financial Officer, and Treasurer
James P. Heilbron	Senior Vice President and Senior Production Officer
Zeke W. Smith	Executive Vice President
Steven R. Spencer	Executive Vice President

Also described is the compensation of the Company's former President and Chief Executive Officer, Charles D. McCrary, who resigned as President and Chief Executive Officer effective March 1, 2014 and retired from the Company effective May 1, 2014. Prior to becoming President and Chief Executive Officer of the Company, Mr. Crosswhite served as Executive Vice President and Chief Operating Officer of Southern Company. Collectively, these officers are referred to as the named executive officers.

Executive Summary

Performance and Pay

Performance-based pay represents a substantial portion of the total direct compensation paid or granted to the named executive officers for 2014.

	Salary ($)(1)	% of Total	Short-Term Performance Pay ($)(1)	% of Total	Long-Term Performance Pay ($)(1)	% of Total
M. A. Crosswhite	581,327	22%	701,001	26%	1,379,982	52%
P. C. Raymond	347,837	39%	310,117	34%	246,147	27%
J. P. Heilbron	242,817	42%	190,281	33%	146,917	25%
Z. W. Smith	348,110	39%	310,128	34%	246,329	27%
S. R. Spencer	474,664	34%	458,228	33%	457,052	33%

(1) Salary is the actual amount paid in 2014, Short-Term Performance Pay is the actual amount earned in 2014 based on performance, and Long-Term Performance Pay is the value on the grant date of stock options and performance shares granted in 2014. See the Summary Compensation Table for the amounts of all elements of reportable compensation described in this CD&A. Information is provided for named executive officers serving at the end of 2014.

The Company's financial and operational and Southern Company's earnings per share (EPS) goal results for 2014, as adjusted and further described in this CD&A, are shown below:

Financial:	176% of Target	Operational:	176% of Target	EPS:	176% of Target

Southern Company's annualized total shareholder return has been:

1-Year:	25.23%	3-Year:	6.67%	5-Year:	13.22%

These levels of achievement, as adjusted, resulted in payouts that were aligned with the Company's and Southern Company's performance.

Compensation and Benefit Beliefs and Practices

The Company's compensation and benefit program is based on the following beliefs:

•	Employees' commitment and performance have a significant impact on achieving business results;

•	Compensation and benefits offered must attract, retain, and engage employees and must be financially sustainable;

•	Compensation should be consistent with performance: higher pay for higher performance and lower pay for lower performance; and

•	Both business drivers and culture should influence the compensation and benefit program.

Based on these beliefs, the Compensation Committee believes that the Company's executive compensation program should:

•	Be competitive with the Company's industry peers;

•	Motivate and reward achievement of the Company's goals;

•	Be aligned with the interests of Southern Company's stockholders and the Company's customers; and

•	Not encourage excessive risk-taking.

Executive compensation is targeted at the market median of industry peers, but actual compensation is primarily determined by achievement of the Company's and Southern Company's business goals. The Company believes that focusing on the customer drives achievement of financial objectives and delivery of a premium, risk-adjusted total shareholder return for Southern Company's stockholders. Therefore, short-term performance pay is based on achievement of the Company's operational and financial performance goals, with one-third determined by operational performance, such as safety, reliability, and customer satisfaction; one-third determined by business unit financial performance; and one-third determined by Southern Company's EPS performance. Long-term performance pay is tied to Southern Company's stockholder value, with 40% of the target value awarded in Southern Company stock options, which reward stock price appreciation, and 60% awarded in performance shares, which reward Southern Company's total shareholder return performance relative to that of industry peers and stock price appreciation.

Key Compensation Practices

•	Annual pay risk assessment required by the Compensation Committee charter.

•	Retention by the Compensation Committee of an independent compensation consultant, Pay Governance, that provides no other services to the Company or Southern Company.

•
Inclusion of a claw-back provision that permits the Compensation Committee to recoup performance pay from any employee if determined to have been based on erroneous results, and requires recoupment from an executive officer in the event of a material financial restatement due to fraud or misconduct of the executive officer.

•	No excise tax gross-up on change-in-control severance arrangements.

•	Provision of limited ongoing perquisites with no income tax gross-ups for the Chairman, President, and Chief Executive Officer, except on certain relocation-related benefits.

•	“No-hedging” provision in the Company's insider trading policy that is applicable to all employees.

•	Strong stock ownership requirements that are being met by all named executive officers.

ESTABLISHING EXECUTIVE COMPENSATION

The Compensation Committee establishes the Southern Company system executive compensation program. In doing so, the Compensation Committee uses information from others, principally Pay Governance. The Compensation Committee also relies on information from Southern Company's Human Resources staff and, for individual executive officer performance, from Southern Company's and the Company's respective Chief Executive Officers. The role and information provided by each of these sources is described throughout this CD&A.

Consideration of Southern Company Stockholder Advisory Vote on Executive Compensation

The Compensation Committee considered the stockholder vote on Southern Company's executive compensation at the Southern Company 2014 annual meeting of stockholders. In light of the significant support of Southern Company's stockholders (94% of votes cast voting in favor of the proposal) and the actual payout levels of the performance-based compensation program, the Compensation Committee continues to believe that the executive compensation program is competitive, aligned with the Company's and Southern Company's financial and operational performance, and in the best interests of the Company's customers and Southern Company's stockholders.

Executive Compensation Focus

The executive compensation program places significant focus on rewarding performance. The program is performance-based in several respects:

•
Business unit financial and operational performance and Southern Company EPS, based on actual results compared to target performance levels established early in the year, determine the actual payouts under the short-term (annual) performance-based compensation program (Performance Pay Program).

•	Southern Company Common Stock (Common Stock) price changes result in higher or lower ultimate values of stock options.

•	Southern Company's total shareholder return compared to those of industry peers leads to higher or lower payouts under the Performance Share Program (performance shares).

In support of this performance-based pay philosophy, the Company has no general employment contracts or guaranteed severance with the named executive officers, except upon a change in control.

The pay-for-performance principles apply not only to the named executive officers but to thousands of the Company's employees. The Performance Pay Program covers almost all of the nearly 7,000 employees of the Company. Stock options and performance shares were granted to over 540 employees of the Company. These programs engage employees, which ultimately is good not only for them, but also for the Company's customers and Southern Company's stockholders.

OVERVIEW OF EXECUTIVE COMPENSATION COMPONENTS

The primary components of the 2014 executive compensation program are shown below:

The Company's executive compensation program consists of a combination of short-term and long-term components. Short-term compensation includes base salary and the Performance Pay Program. Long-term performance-based compensation includes stock options, performance shares, and, in some cases, restricted stock units. The performance-based compensation components are linked to the Company's financial and operational performance, Common Stock performance, and Southern Company's total shareholder return. The executive compensation program is approved by the Compensation Committee, which consists entirely of independent Directors of Southern Company. The Compensation Committee believes that the executive compensation program is a balanced program that provides market-based compensation and motivates and rewards performance.

ESTABLISHING MARKET-BASED COMPENSATION LEVELS
Pay Governance develops and presents to the Compensation Committee a competitive market-based compensation level for the Company's Chief Executive Officer. Southern Company's Human Resources staff develops competitive market-based compensation levels for the other named executive officers of the Company. The market-based compensation levels for both are developed from a size-appropriate energy services executive compensation survey database. The survey participants, listed below, are utilities with revenues of $6 billion or more. The Compensation Committee reviews the data and uses it in establishing market-based compensation levels for the named executive officers.

American Electric Power Company, Inc.	Energy Transfer Partners, L.P.	PG&E Corporation
Bg US Services, Inc.	Entergy Corporation	PPL Corporation
Calpine Corporation	Eversource International	Public Service Enterprise Group Inc.
CenterPoint Energy, Inc.	Exelon Corporation	Sempra Energy
CMS Energy Corporation	First Energy Corp.	Tennessee Valley Authority
Consolidated Edison, Inc.	GDF SUEZ Energy North America, Inc.	The AES Corporation
Dominion Resources, Inc.	Kinder Morgan, Inc.	The Williams Companies
DTE Energy Company	National Grid USA	UGI Corporation
Duke Energy Corporation	NextEra Energy, Inc.	Xcel Energy Inc.
Edison International	NRG Energy, Inc.

Market data for the Chief Executive Officer position and other positions in terms of scope of responsibilities that most closely resemble the positions held by the named executive officers is reviewed. When appropriate, the market data is size-adjusted, up or down, to accurately reflect comparable scopes of responsibilities. Based on that data, a total target compensation opportunity is established for each named executive officer. Total target compensation opportunity is the sum of base salary, annual performance-based compensation at a target performance level, and long-term performance-based compensation (stock options and performance shares) at a target value. Actual compensation paid may be more or less than the total target compensation opportunity based on actual performance above or below target performance levels. As a result, the compensation program is designed to result in payouts that are market-appropriate given the Company's and Southern Company's performance for the year or period.

A specified weight was not targeted for base salary or annual or long-term performance-based compensation as a percentage of total target compensation opportunities, nor did amounts realized or realizable from prior compensation serve to increase or decrease 2014 compensation amounts. Total target compensation opportunities for senior management as a group, including the named executive officers, are managed to be at the median of the market for companies of similar size in the electric utility industry. Therefore, some executives may be paid above and others below market. This practice allows for differentiation based on time in the position, scope of responsibilities, and individual performance. The differences in the total pay opportunities for each named executive officer are based almost exclusively on the differences indicated by the market data for persons holding similar positions. Because of the use of market data from a large number of industry peer companies for positions that are not identical in terms of scope of responsibility from company to company, differences are not considered to be material and the compensation program is believed to be market-appropriate, as long as senior management as a group is within an appropriate range. Generally, compensation is considered to be within an appropriate range if it is not more or less than 15% of the applicable market data.

The total target compensation opportunity was established in early 2014 for each named executive officer as shown below:

	Salary* ($)	Target Annual Performance-Based Compensation* ($)	Target Long-Term Performance-Based Compensation ($)	Total Target Compensation Opportunity ($)
M. A. Crosswhite	599,635	444,869	1,379,982	2,424,486
C. D. McCrary	803,247	602,435	1,807,300	3,212,982
P. C. Raymond	350,864	175,432	246,147	772,443
J. P. Heilbron	244,419	109,989	146,917	501,325
Z. W. Smith	350,876	175,438	246,329	772,643
S. R. Spencer	473,375	260,357	457,052	1,190,784
*Reflects minor modification to salary made under the Southern Company Club Dues Guidelines (Guidelines) and resulting change to target performance-based compensation for Messrs. Crosswhite, Raymond, Heilbron, Smith, and Spencer after salaries were initially effective March 1, 2014. The Guidelines detail the Southern Company system's treatment of expenses and dues related to business dining clubs and country clubs.

The salary levels shown above were not effective until March 2014. Therefore, the salary amounts reported in the Summary Compensation Table are different than the amounts shown above because that table reports actual amounts paid in 2014. The total target compensation opportunity amount shown for Mr. McCrary represents the full amount had he been employed the entire year by the Company. However, the actual amounts Mr. McCrary received for salary and annual performance-based compensation were prorated based on the amount of time he was employed at the Company in 2014. Additionally, the ultimate number of performance shares earned by Mr. McCrary will be prorated based on the time he was employed during the performance period. See the Summary Compensation Table and Grants of Plan-Based Awards in 2014 for more information on the actual compensation amounts Mr. McCrary received.

For purposes of comparing the value of the compensation program to the market data, stock options are valued at $2.20 per option and performance shares at $37.54 per unit. These values represent risk-adjusted present values on the date of grant and are consistent with the methodologies used to develop the market data. The mix of stock options and performance shares granted was 40% and 60%, respectively, of the long-term value shown above.

In 2013, Pay Governance analyzed the level of actual payouts for 2012 performance under the annual Performance Pay Program made to the named executive officers relative to performance versus peer companies to provide a check on the goal-setting process, including goal levels and associated performance-based pay opportunities. The findings from the analysis were used in establishing performance goals and the associated range of payouts for goal achievement for 2014. That analysis was updated in 2014 by Pay Governance for 2013 performance, and those findings were used in establishing goals for 2015.

DESCRIPTION OF KEY COMPENSATION COMPONENTS

2014 Base Salary

Most employees, including all of the named executive officers except Mr. McCrary, received base salary increases in 2014.

With the exception of Southern Company executive officers, including Messrs. Crosswhite and McCrary, base salaries for all Southern Company system officers are within a position level with a base salary range that is established by Southern Company's Human Resources staff using the market data described above. Each officer is within one of these established position levels based on the scope of responsibilities that most closely resemble the positions included in the market data described above. The base salary level for individual officers is set within the applicable pre-established range. Factors that influence the specific base salary level within the range include the need to retain an experienced team, internal equity, time in position, and individual performance. Individual performance includes the degree of competence and initiative exhibited and the individual's relative contribution to the achievement of financial and operational goals in prior years. Base salaries are reviewed annually in February, and changes are made effective March 1. The base salary levels established early in the year for the named executive officers were set within the applicable position level salary range and were recommended by the individual named executive officer's supervisor and approved by Southern Company's Chief Executive Officer. Messrs. Crosswhite's and McCrary's base salaries were approved by the Compensation Committee.

2014 Performance-Based Compensation

This section describes performance-based compensation for 2014.

Achieving Operational and Financial Performance Goals - The Guiding Principle for Performance-Based Compensation
The Southern Company system's number one priority is to continue to provide customers outstanding reliability and superior service at reasonable prices while achieving a level of financial performance that benefits Southern Company's stockholders in the short and long term. Operational excellence and business unit and Southern Company financial performance are integral to the achievement of business results that benefit customers and stockholders.

Therefore, in 2014, the Company strove for and rewarded:

•	Continuing industry-leading reliability and customer satisfaction, while maintaining reasonable retail prices;

•	Meeting energy demand with the best economic and environmental choices;

•	Southern Company dividend growth;

•	Long-term, risk-adjusted Southern Company total shareholder return;

•	Achieving net income goals to support the Southern Company financial plan and dividend growth; and

•	Financial integrity - an attractive risk-adjusted return and sound financial policy.

The performance-based compensation program is designed to encourage achievement of these goals.

The Southern Company Chief Executive Officer, with the assistance of Southern Company's Human Resources staff, recommended to the Compensation Committee the program design and award amounts for senior management, including the named executive officers.

2014 Annual Performance-Based Pay Program

                                                   Annual Performance Pay Program Highlights

• Rewards achievement of annual performance goals:
▪ Business unit net income
▪ Business unit operational performance
▪ Southern Company EPS
• Goals are weighted one-third each
• Performance results range from 0% to 200% of target, based on level of goal achievement

Overview of Program Design

Almost all employees of the Company, including the named executive officers, are participants.

The performance goals are set at the beginning of each year by the Compensation Committee and include financial and operational goals. In setting goals for pay purposes, the Compensation Committee relies on information on financial and operational goals from the Finance Committee and the Nuclear/Operations Committee of the Southern Company Board of Directors, respectively.

•	Business Unit Financial Goal: Net Income
For Southern Company's traditional operating companies, including the Company, and Southern Power, the business unit financial performance goal is net income. There is no separate net income goal for Southern Company as a whole. Overall Southern Company performance is determined by the equity-weighted average of the business unit net income goal payouts.

•	Business Unit Operational Goals: Varies by business unit
For Southern Company's traditional operating companies, including the Company, operational goals are safety, customer satisfaction, plant availability, transmission and distribution system reliability, major projects (Georgia Power Company (Georgia Power) and Mississippi Power Company (Mississippi Power)), and culture. Each of these operational goals is explained in more detail under Goal Details below. The level of achievement for each operational goal is determined according to the respective performance schedule, and the total operational goal performance is determined by the weighted average result. Each business unit has its own operational goals.

•	Southern Company Financial Goal: EPS
EPS is defined as Southern Company's net income from ongoing business activities divided by average shares outstanding during the year. The EPS performance measure is applicable to all participants in the Performance Pay Program.

The Compensation Committee may make adjustments, both positive and negative, to goal achievement for purposes of determining payouts. For the financial goals, such adjustments typically include the impact of items considered non-recurring or outside of normal operations or not anticipated in the business plan when the financial goals were established and of sufficient magnitude to warrant recognition. As reported in the Company's Notice of 2014 Annual Meeting and Information Statement, the Compensation Committee did not follow its usual practice, and the charges taken in 2013 related to Mississippi Power's construction of the integrated coal gasification combined cycle facility in Kemper County (Kemper IGCC) were not excluded from goal achievement results. Because the charges were not excluded, the payout levels for all employees, including the named executive officers, were reduced significantly in 2013. In 2014, Southern Company recorded pre-tax charges to earnings of $868 million ($536 million after-tax, or $0.59 per share) (2014 Kemper IGCC Charges) due to estimated probable losses relating to the Kemper IGCC. Additionally, Southern Company adjusted its 2014 net income by $17 million after-tax (or $0.02 per share) relating to the reversal of previously recognized revenues recorded in 2014 and 2013 and the recognition of carrying costs associated with the 2015 Mississippi Supreme Court decision that reversed the Mississippi Public Service Commission's March 2013 rate order associated with the Kemper IGCC (together with the 2014 Kemper IGCC Charges, 2014 Kemper IGCC Charges and Adjustments). The Compensation Committee reviewed the impact of the 2014 Kemper IGCC Charges and Adjustments on goal achievement and payout levels for all Southern Company system employees, including the named executive officers. The Compensation Committee determined that, given the action taken last year and the high levels of achievement of other performance goals in 2014, it was not appropriate to reduce payouts earned in 2014 under the broad-based program applicable to all participating employees. Therefore, the Compensation Committee made an adjustment to exclude the impact of the 2014 Kemper IGCC Charges and Adjustments ($0.61 per share) from earnings as it relates to the EPS goal payout for most Southern Company system employees.

As described in greater detail below in Calculating Payouts, Messrs. Crosswhite and Heilbron are paid in part based on the equity-weighted average of the business unit net income results, which includes the net income goal achievement for Mississippi Power. Due to the 2014 Kemper IGCC Charges and Adjustments described above, Mississippi Power recorded a net loss of $328.7 million, resulting in below-threshold performance and would have resulted in no payout associated with the Mississippi Power portion of the net income goal for thousands of employees across the Southern Company system, including Messrs. Crosswhite and Heilbron, as well as no payout at all for the business unit financial goal for all Mississippi Power employees. With the adjustment made by the Compensation Committee, Mississippi Power's net income for purposes of calculating goal achievement was $224 million. The adjusted net income resulted in a higher payout for the net income goal for all Mississippi Power employees as well as a higher payout associated with the overall equity-weighted average net income results for several thousand other employees across the Southern Company system whose payouts are determined by the equity-weighted average of the business unit net income results, including Messrs. Crosswhite and Heilbron.

As described above, the adjustment to earnings as it relates to the EPS goal payout applied to employees across the entire Southern Company system, and the adjustment to Mississippi Power’s net income goal achievement affected thousands of employees across the Southern Company system, including certain named executive officers. However, because the strategic goals related to the Kemper IGCC were not fully executed in 2014, the Compensation Committee determined that the final payout for certain executive officers of Southern Company most accountable for high-level strategic decisions concerning the Kemper IGCC should be reduced from the amount they would have otherwise received. The Compensation Committee reduced the payout for Mr. Crosswhite by 10%. See Calculating Payouts in this CD&A for a full description of how payouts were calculated for all of the named executive officers.

Under the terms of the program, no payout can be made if events occur that impact Southern Company's financial ability to fund the Common Stock dividend. The 2014 Kemper IGCC Charges and Adjustments described above did not have that effect.

Goal Details

Operational Goals	Description	Why It Is Important
Customer Satisfaction
Customer satisfaction surveys evaluate performance. The survey results provide an overall ranking for each traditional operating company, including the Company, as well as a ranking for each customer segment: residential, commercial, and industrial.
Customer satisfaction is key to operations. Performance of all operational goals affects customer satisfaction.
Reliability
Transmission and distribution system reliability performance is measured by the frequency and duration of outages. Performance targets for reliability are set internally based on recent historical performance.
Reliably delivering power to customers is essential to the Company's operations.
Availability
Peak season equivalent forced outage rate is an indicator of availability and efficient generation fleet operations during the months when generation needs are greatest. Availability is measured as a percentage of the hours of forced outages out of the total generation hours.
Availability of sufficient power during peak season fulfills the obligation to serve and provide customers with the least cost generating resources.
Nuclear Plant Operations
Nuclear plant performance is evaluated by measuring nuclear safety as rated by independent industry evaluators, as well as by a quantitative score comprised of various plant performance indicators. Plant reliability and operational availability are measured as a percentage of time the nuclear plant is operating. The reliability and availability metrics take generation reductions associated with planned outages into consideration.
Safe and efficient operation of the nuclear fleet is important for delivering clean energy at a reasonable price.
Major Projects - Plant Vogtle Units 3 and 4 and Kemper IGCC
The Southern Company system is committed to the safe, compliant, and high-quality construction and licensing of two new nuclear generating units under construction at Georgia Power's Plant Vogtle (Plant Vogtle Units 3 and 4) and the Kemper IGCC, as well as excellence in transition to operations and prudent decision-making related to these two major projects. An executive review committee is in place for each project to assess progress. A combination of subjective and objective measures is considered in assessing the degree of achievement. Final assessments for each project are approved by either Southern Company’s Chief Executive Officer or Southern Company’s Chief Operating Officer and confirmed by the Nuclear/Operations Committee of Southern Company.
Strategic projects enable the Southern Company system to expand capacity to provide clean, affordable energy to customers across the region.
Safety
Southern Company's Target Zero program is focused on continuous improvement in having a safe work environment. The performance is measured by the applicable company's ranking, as compared to peer utilities in the Southeastern Electric Exchange.
Essential for the protection of employees, customers, and communities.
Culture
The culture goal seeks to improve the Company's inclusive workplace. This goal includes measures for work environment (employee satisfaction survey), representation of minorities and females in leadership roles (subjectively assessed), and supplier diversity.
Supports workforce development efforts and helps to assure diversity of suppliers.

Financial Performance Goals	Description	Why It Is Important
Net Income	For the traditional operating companies, including the Company, and Southern Power, the business unit financial performance goal is net income after dividends on preferred and preference stock.	Supports delivery of Southern Company stockholder value and contributes to the Company's and Southern Company's sound financial policies and stable credit ratings.
EPS	Southern Company's net income from ongoing business activities divided by average shares outstanding during the year.	Supports commitment to provide Southern Company's stockholders solid, risk-adjusted returns.

The range of business unit and Southern Power net income goals and Southern Company EPS goals for 2014 is shown below. Overall Southern Company performance is determined by the equity-weighted average of the business unit net income goal payouts.

Level of Performance	Alabama Power ($, in millions)	Georgia Power ($, in millions)	Gulf Power ($, in millions)	Mississippi Power ($, in millions)*	Southern Power ($, in millions)	EPS ($)*
Maximum	774	1,258	153.0	240.7	175	2.90
Target	717	1,160	140.2	218.6	135	2.76
Threshold	661	1,063	127.4	196.4	95	2.62

*Excluding the impact of the 2014 Kemper IGCC Charges and Adjustments.

The ranges of performance levels established for the primary operational goals are detailed below.

Level of Performance	Customer Satisfaction	Reliability	Availability	Nuclear Plant Operations	Safety	Plant Vogtle Units 3 and 4 and Kemper IGCC	Culture
Maximum	Top quartile for all customer segments and overall	Significantly exceed targets	Industry best	Significantly exceed targets	Greater than 90th percentile or 5-year Company best	Significantly exceed targets	Significant improvement
Target	Top quartile overall	Meet targets	Top quartile	Meet targets	60th percentile	Meet targets	Improvement
Threshold	2nd quartile overall	Significantly below targets	2nd quartile	Significantly below targets	40th percentile	Significantly below targets	Significantly below expectations

The Compensation Committee approves specific objective performance schedules to calculate performance between the threshold, target, and maximum levels for each of the operational goals. If goal achievement is below threshold, there is no payout associated with the applicable goal.

2014 Achievement

Actual 2014 goal achievement is shown in the following tables.

Operational Goal Results

The Company (Messrs. Crosswhite, McCrary, Raymond, Heilbron, Smith, and Spencer)

Goal	Achievement Percentage
Customer Satisfaction	200
Reliability	177
Availability	200
Safety	165
Culture	130
Total Company Operational Goal Performance Factor	176

Southern Company Corporate (Mr. Crosswhite)

Goal	Achievement Percentage
Customer Satisfaction	200
Reliability	195
Availability	190
Safety	167
Culture	150
Major Projects - Plant Vogtle Units 3 and 4 Assessment	175
Major Projects - Kemper IGCC Assessment	75
Total Southern Company Operational Goal Performance Factor	172

Southern Company Generation (Mr. Heilbron)

Goal	Achievement Percentage
Customer Satisfaction	200
Reliability	195
Availability	190
Safety	150
Culture	141
Major Projects - Plant Vogtle Units 3 and 4 Assessment	175
Major Projects - Kemper IGCC Assessment	75
Total Southern Company Generation Operational Goal Performance Factor	168

Financial Performance Goal Results

Goal	Result	Achievement Percentage (%)
Company Net Income	$760.57	176
Southern Power Net Income	$172.30	193
Corporate Net Income Result	Equity-Weighted Average(1)	163
EPS (from ongoing business activities)	$2.80(2)	176

(1) The corporate net income result is the equity-weighted average of the business unit net income results, including the net income result for Mississippi Power. Mississippi Power’s net income result for this purpose was impacted by the adjustment for the 2014 Kemper IGCC Charges and Adjustments ($553 million on an after-tax basis). Mississippi Power recorded a net loss, as determined in accordance with generally accepted accounting principles in the United States (GAAP), of $328.7 million.

Payouts under the Performance Pay Program were determined using a net income performance result that differed from Mississippi Power's net income as determined in accordance with GAAP.

(2) The EPS result shown in the table excludes the 2014 Kemper IGCC Charges and Adjustments ($0.61 per share) as described above. EPS, as determined in accordance with GAAP, was $2.19 per share. Payouts under the Performance Pay Program were determined using an EPS performance result that differed from EPS as determined in accordance with GAAP.

Calculating Payouts

All of the named executive officers are paid based on Southern Company EPS performance. With the exception of Messrs. Crosswhite and Heilbron, all of the named executive officers are paid based on Company net income and operational performance. Since Mr. Crosswhite served in roles at both Southern Company and the Company in 2014, his payout is based on the equity-weighted average net income and system-wide operational results as well as the net income and operational goal achievement at the Company. His results are prorated based on the time he spent at each company. Southern Company Generation officers, including Mr. Heilbron, are paid based on the goal achievement of the traditional operating company supported (60%) and Southern Company Generation (40%). The Southern Company Generation business unit financial goal is based on the equity-weighted average net income payout results of the traditional operating companies and Southern Power. With the exception of the culture and safety goals, Southern Company Generation's operational goal results are the corporate/aggregate operational goal results.

A total performance factor is determined by adding the applicable business unit financial and operational goal performance and the EPS results and dividing by three. The total performance factor is multiplied by the target Performance Pay Program opportunity to determine the payout for each named executive officer. The table below shows the calculation of the total performance factor for each of the named executive officers, based on results shown above.

	Southern Company EPS Result (%) 1/3 weight(1)	Business Unit Financial Goal Result (%) 1/3 weight	Business Unit Operational Goal Result (%) 1/3 weight	Total Performance Factor (%)
M. A. Crosswhite(2)	176	163/176	172/176	170/176
C. D. McCrary	176	176	176	176
P. C. Raymond	176	176	176	176
J. P. Heilbron	176	171	172	173
Z. W. Smith	176	176	176	176
S. R. Spencer	176	176	176	176

(1) Excluding the impact of the 2014 Kemper IGCC Charges and Adjustments.

(2) Mr. Crosswhite was Executive Vice President and Chief Operating Officer of Southern Company until February 28, 2014. Under the terms of the program, Mr. Crosswhite's Performance Pay Program results were prorated based on the time he served at each company in 2014.

The table below shows the pay opportunity at target-level performance and the actual payout based on the actual performance shown above.

	Target Annual Performance Pay Program Opportunity (%)	Target Annual Performance Pay Program Opportunity ($)	Total Performance Factor (%)(1)	Actual Annual Performance Pay Program Payout ($)(2)
M. A. Crosswhite(3)	70/75	444,869	175	701,001
C. D. McCrary(4)	75	602,435	176	333,990
P. C. Raymond(5)	50	175,432	176	310,117
J. P. Heilbron	45	109,989	173	190,281
Z. W. Smith(5)	50	175,438	176	310,128
S. R. Spencer	55	260,357	176	458,228

(1) Shown as modified and described above.

(2) As described above, the Compensation Committee reduced Mr. Crosswhite's final payout by 10% after the adjustments to performance results in connection with the 2014 Kemper IGCC Charges and Adjustments.

(3) When Mr. Crosswhite became President and Chief Executive Officer of the Company on March 1, 2014, his target annual Performance Pay Program percentage was increased from 70% to 75%. His actual payout shown is prorated based on the amount of time he spent in each position.

(4) Mr. McCrary retired from the Company effective May 1, 2014; therefore, his Performance Pay Program payout was prorated based on the amount of time he was employed in 2014. The target amount shown is his full target opportunity as if he had been employed for the entire year. The actual amount shown is the prorated amount Mr. McCrary received.

(5) In recognition of higher individual performance in 2014, Messrs. Raymond and Smith each received an additional $1,357 under the Performance Pay Program.

Long-Term Performance-Based Compensation

                                                             2014 Long-Term Pay Program Highlights

• Stock Options:
▪ Reward long-term Common Stock price appreciation
▪ Represent 40% of long-term target value
▪ Vest over three years
▪ Ten-year term
• Performance Shares:
▪ Reward Southern Company total shareholder return relative to industry peers and stock price appreciation
▪ Represent 60% of long-term target value
▪ Three-year performance period
▪ Performance results can range from 0% to 200% of target
▪ Paid in Common Stock at end of performance period
• Restricted Stock Units:
▪ Used to promote retention of key employees or to attract key employees by replacing award values forfeited upon leaving a former employer
▪ Continued employment until vesting date(s) is required
▪ Paid in Common Stock upon vesting

Long-term performance-based awards are intended to promote long-term success and increase Southern Company's stockholder value by directly tying a substantial portion of the named executive officers' total compensation to the interests of Southern Company's stockholders. Long-term performance-based awards also benefit customers by providing competitive compensation that allows the Company to attract, retain, and engage employees who provide focus on serving customers and delivering safe and reliable electric service.

Southern Company stock options represent 40% of the long-term performance target value, and performance shares represent the remaining 60%. The Compensation Committee elected this mix because it concluded that doing so represented an appropriate balance between incentives. Southern Company stock options only generate value if the price of the stock appreciates after the grant date, and performance shares reward employees based on Southern Company's total shareholder return relative to industry peers, as well as Common Stock price. The Compensation Committee also awards restricted stock units occasionally, typically as retention awards or to attract key employees by replacing the value of awards that are forfeited upon leaving a former employer.

The following table shows the grant date fair value of the long-term performance-based awards granted in 2014, except restricted stock units.

	Value of Options ($)	Value of Performance Shares ($)	Total Long-Term Value ($)
M. A. Crosswhite	552,000	827,982	1,379,982
C. D. McCrary	722,920	1,084,380	1,807,300
P. C. Raymond	98,465	147,682	246,147
J. P. Heilbron	58,773	88,144	146,917
Z. W. Smith	98,534	147,795	246,329
S. R. Spencer	182,822	274,230	457,052

Stock Options

Stock options granted have a 10-year term, vest over a three-year period, fully vest upon retirement or termination of employment following a change in control, and expire at the earlier of five years from the date of retirement or the end of the 10-year term. For the grants made in 2014 to Mr. Crosswhite, unvested options are forfeited if he retires from the Company or an affiliate of the Company and accepts a position with a peer company within two years of retirement. The grants made to Mr. McCrary vested upon his retirement; however, he will forfeit those options that vested upon retirement if he accepts a position with a peer company within two years of his retirement. The value of each stock option was derived using the Black-Scholes stock option pricing model. The assumptions used in calculating that amount are discussed in Note 8 to the financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (2014 Annual Report). For 2014, the Black-Scholes value on the grant date was $2.20 per stock option.

Performance Shares

2014-2016 Grant

Performance shares are denominated in units, meaning no actual shares are issued on the grant date. A grant date fair value per unit was determined. For the grants made in 2014, the value per unit was $37.54. See the Summary Compensation Table and the information accompanying it for more information on the grant date fair value. The total target value for performance share units is divided by the value per unit to determine the number of performance share units granted to each participant, including the named executive officers. Each performance share unit represents one share of Common Stock.

At the end of the three-year performance period (January 1, 2014 through December 31, 2016), the number of units will be adjusted up or down (0% to 200%) based on Southern Company's total shareholder return relative to that of its peers in the Southern Company custom peer group. While in previous years Southern Company's total shareholder return was measured relative to two peer groups (a custom peer group and the Philadelphia Utility Index), the Compensation Committee decided to streamline the performance share peer group for the 2014 grant by eliminating the Philadelphia Utility Index and establishing one custom peer group. The companies in the custom peer group are those that are believed to be most similar to Southern Company in both business model and investors, creating a peer group that is even more aligned with Southern Company's strategy. For performance shares granted in previous years using the dual peer group structure, the final result will be measured using both peer groups as approved by the Compensation Committee at the time of the grant. The custom peer group varies from the Market Data peer group discussed previously due to the timing and criteria of the peer selection process; however, there is significant overlap. The number of performance share units earned will be paid in Common Stock at the end of the three-year performance period. No dividends or dividend equivalents will be paid or earned on the performance share units. The companies in the custom peer group on the grant date are listed in the following table.

Alliant Energy Corporation	Integrys Energy Group
Ameren Corporation	Pepco Holdings, Inc.
American Electric Power Company, Inc.	PG&E Corporation
CMS Energy Corporation	Pinnacle West Capital Corporation
Consolidated Edison, Inc.	PPL Corporation
DTE Energy Company	SCANA Corporation
Duke Energy Corporation	Wisconsin Energy Corporation
Edison International	Xcel Energy Inc.
Eversource International

The scale below will determine the number of units paid in Common Stock following the last year of the performance period, based on the 2014 through 2016 performance period. Payout for performance between points will be interpolated on a straight-line basis.

Performance vs. Peer Group	Payout (% of Each Performance Share Unit Paid)
90th percentile or higher (Maximum)	200
50th percentile (Target)	100
10th percentile (Threshold)	0

Performance shares are not earned until the end of the three-year performance period. A participant who terminates, other than due to retirement or death, forfeits all unearned performance shares. Participants who retire or die during the performance period only earn a prorated number of units, based on the number of months they were employed during the performance period.

2012-2014 Payouts

Performance share grants were made in 2012 with a three-year performance period that ended on December 31, 2014. Based on Southern Company's total shareholder return achievement relative to that of the Philadelphia Utility Index (28% payout) and the custom peer group (0% payout), the payout percentage was 14% of target, which is the average of the two peer groups. The following table shows the target and actual awards of performance shares for the named executive officers.

	Target Performance Shares (#)	Target Value of Performance Shares ($)	Performance Shares Earned (#)	Value of Performance Shares Earned ($)
M. A. Crosswhite	7,644	320,972	1,070	52,548
C. D. McCrary(1)	25,121	1,054,831	2,735	134,316
P. C. Raymond	2,846	119,504	398	19,546
J. P. Heilbron	1,875	78,731	263	12,916
Z. W. Smith	2,836	119,084	397	19,497
S. R. Spencer	5,820	244,382	815	40,025

(1) The number of performance shares earned by Mr. McCrary is prorated based on the time he was employed by the Company during the performance period.

Restricted Stock Units

In limited situations restricted stock units are granted to address specific needs, including retention. These awards serve two primary purposes. They further align the recipient's interests with those of Southern Company's stockholders, and they provide strong retention value. For treatment upon termination or change in control, see Potential Payments Upon Termination or Change-in-Control.

Restricted stock units were granted to Mr. Spencer in 2013 and will vest on December 31, 2015 if he remains employed with the Company or an affiliate of the Company through the vesting date.

Restricted stock units were granted to Mr. McCrary in 2012 with a vesting date of December 31, 2014 in order to retain Mr. McCrary until his successor was named and expiration of an appropriate transition period. When Mr. Crosswhite was announced as Mr. McCrary's successor in February 2014, Mr. McCrary resigned as President and Chief Executive Officer effective March 1, 2014 and retired from the Company effective May 1, 2014. In February 2014, the Compensation Committee modified the vesting date to April 30, 2014.

See the Summary Compensation Table, Grants of Plan Based Awards table, and Outstanding Equity Awards at 2014 Fiscal Year-End table and accompanying information for more information on these awards of restricted stock units.

Southern Excellence Awards

Messrs. Raymond and Smith were awarded a discretionary bonus of $75,000 each for their leadership and superior performance in high-level special projects for the Company. Payment of these awards is reported in the Bonus column in the Summary Compensation Table.

Timing of Performance-Based Compensation

As discussed above, the 2014 annual Performance Pay Program goals and Southern Company's total shareholder return goals applicable to performance shares were established early in the year by the Compensation Committee. Annual stock option grants also were made by the Compensation Committee. The establishment of performance-based compensation goals and the granting of equity awards were not timed with the release of material, non-public information. This procedure is consistent with prior practices. Stock option grants are made to new hires or newly-eligible participants on preset, regular quarterly dates that were approved by the Compensation Committee. The exercise price of options granted to employees in 2014 was the closing price of the Common Stock on the grant date or the last trading day before the grant date, if the grant date was not a trading day.

Retirement and Severance Benefits

Certain post-employment compensation is provided to employees, including the named executive officers, consistent with the Company's goal of providing market-based compensation and benefits.

Retirement Benefits

Generally, all full-time employees of the Company participate in the funded Pension Plan after completing one year of service. Normal retirement benefits become payable when participants attain age 65 and complete five years of participation. The Company also provides unfunded benefits that count salary and annual Performance Pay Program payouts that are ineligible to be counted under the Pension Plan. See the Pension Benefits table and accompanying information for more pension-related benefits information.

The Company also provides supplemental retirement benefits to certain employees that were first employed by the Company, or an affiliate of the Company, in the middle of their careers. The Company has a supplemental retirement agreement (SRA) with Messrs. Crosswhite and Raymond. Prior to his employment with the Southern Company system, Mr. Crosswhite provided legal services to Southern Company's subsidiaries. Mr. Raymond's prior experience working on energy industry regulatory matters is valuable to the Company and its affiliates. Mr. Crosswhite's agreement provides an additional fifteen years of benefits, and Mr. Raymond's agreement provides retirement benefits as if he was employed an additional eight years. Mr. Crosswhite is already vested in his benefits, while Mr. Raymond must remain employed at the Company or an affiliate of the Company for five years from the effective date of the SRA before vesting in the benefits. The vesting date for Mr. Raymond's SRA is September 15, 2015. These agreements provide a benefit which recognizes the expertise both brought to the Southern Company system, and they provide a strong retention incentive to remain with the Company, or one of its affiliates, for the vesting period and beyond.

The Company also provides the Deferred Compensation Plan, which is an unfunded plan that permits participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement, disability, death, or other separation from service. Up to 50% of base salary and up to 100% of performance-based non-equity compensation may be deferred at the election of eligible employees. All of the named executive officers are eligible to participate in the Deferred Compensation Plan. See the Nonqualified Deferred Compensation table and accompanying information for more information about the Deferred Compensation Plan.

Change-in-Control Protections

Change-in-control protections, including severance pay and, in some situations, vesting or payment of long-term performance-based awards, are provided upon a change in control of Southern Company or the Company coupled with an involuntary termination not for cause or a voluntary termination for “Good Reason.” This means there is a “double trigger” before severance benefits are paid; i.e., there must be both a change in control and a termination of employment. Severance payment amounts are two times salary plus target Performance Pay Program opportunity for Mr. Crosswhite and one times salary plus Performance Pay Program opportunity for the other named executive officers. No excise tax gross-up would be provided. Change-in-control protections allow executive officers to focus on potential transactions that are in the best interest of shareholders. More information about severance arrangements is included under Potential Payments upon Termination or Change-in-Control.

Perquisites

The Company provides limited ongoing perquisites to its executive officers, including the named executive officers, consistent with the Company's goal of providing market-based compensation and benefits. The perquisites provided in 2014, including amounts, are described in detail in the information accompanying the Summary Compensation Table. No tax assistance is provided on perquisites for the Chairman, President, and Chief Executive Officer, except on certain relocation-related benefits.

PERFORMANCE-BASED COMPENSATION PROGRAM CHANGES FOR 2015

In early 2015, the Compensation Committee made several changes to the performance-based compensation programs, impacting 2015 compensation. These changes affect both the annual Performance Pay Program as well as the long-term performance-based compensation program and are described below.

Annual Performance-Based Pay Program

Beginning in 2015, the annual performance-based pay program will incorporate individual goals for all executive officers of Southern Company, including Mr. Crosswhite. Currently, the goals are equally weighted between the EPS goal, the applicable business unit net income goal, and the applicable business unit operational goals. Starting with the 2015 annual Performance Pay Program goals, the Compensation Committee added an individual goal component (weighted 10%), and changed the weights for the EPS goal and business unit financial and operational goals (weighted 30% each) for Mr. Crosswhite. The other named executive officers were not affected by this change.

Long-Term Performance-Based Compensation

Since 2010, the Southern Company system's long-term performance-based compensation program has included two components: stock options and performance shares. After reviewing current market practices with Pay Governance, the Compensation Committee decided to modify the long-term performance-based compensation program to further align the compensation program with peers in the utility industry and create better alignment of pay with long-term performance. Beginning with long-term performance-based equity grants made in early 2015, the long-term performance-based program consists exclusively of performance shares. The new structure maintains the three-year performance cycle described earlier in this CD&A for performance shares but expands the performance metrics from one (relative total shareholder return) to three metrics. The new program now includes relative total shareholder return (50%), cumulative EPS from ongoing operations over a three-year period (25%), and equity-weighted return on equity (ROE) (25%). Under the new program, dividends will accrue on performance shares throughout the performance period, and eligible new hires and newly promoted employees will receive interim prorated grants of performance shares instead of stock options.

The continued use of relative total shareholder return as a metric in the long-term performance program maintains consistency with the previous program as well as allows Southern Company to measure its performance against a custom group of regulated peers. The new EPS goal measures cumulative EPS from ongoing operations over a three-year period and motivates ongoing earnings growth to support Southern Company's dividends and achievement of strategic financial objectives. The new equity-weighted ROE goal measures traditional operating company performance from ongoing operations over a three-year period and is set to encourage top quartile ROE performance. Both the EPS and ROE goals are subject to a gateway goal focused on Southern Company's credit ratings. If Southern Company fails to meet the credit rating requirements established by the Compensation Committee, there will be no payout associated with the EPS and ROE goals.

EXECUTIVE STOCK OWNERSHIP REQUIREMENTS

Officers of the Company that are in a position of Vice President or above are subject to stock ownership requirements. All of the named executive officers are covered by the requirements. Ownership requirements further align the interest of officers and Southern Company's stockholders by promoting a long-term focus and long-term share ownership.

The types of ownership arrangements counted toward the requirements are shares owned outright, those held in Southern Company-sponsored plans, and Common Stock accounts in the Deferred Compensation Plan and the Supplemental Benefit Plan. One-third of vested Southern Company stock options may be counted, but, if so, the ownership requirement is doubled. The ownership requirement is reduced by one-half at age 60.

The requirements are expressed as a multiple of base salary as shown below.

	Multiple of Salary without Counting Stock Options	Multiple of Salary Counting 1/3 of Vested Options
M. A. Crosswhite	3 Times	6 Times
P. C. Raymond	2 Times	4 Times
J. P. Heilbron	2 Times	4 Times
Z. W. Smith	2 Times	4 Times
S. R. Spencer	3 Times	6 Times

Newly-elected officers have approximately five years from the date of their election to meet the applicable ownership requirement. Newly-promoted officers have approximately five years from the date of their promotion to meet the increased ownership requirement. All of the named executive officers are meeting their respective ownership requirements. Mr. McCrary is retired and is therefore no longer subject to stock ownership requirements.

POLICY ON RECOVERY OF AWARDS

Southern Company's Omnibus Incentive Compensation Plan provides that, if Southern Company or the Company is required to prepare an accounting restatement due to material noncompliance as a result of misconduct, and if an executive officer of the Company knowingly or grossly negligently engaged in or failed to prevent the misconduct or is subject to automatic forfeiture under the Sarbanes-Oxley Act of 2002, the executive officer must repay Southern Company the amount of any payment in settlement of awards earned or accrued during the 12-month period following the first public issuance or filing that was restated.

POLICY REGARDING HEDGING THE ECONOMIC RISK OF STOCK OWNERSHIP

Southern Company's policy is that employees and outside Directors will not trade Southern Company options on the options market and will not engage in short sales.

COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE REPORT

The Compensation Committee met with management to review and discuss the CD&A. Based on such review and discussion, the Compensation Committee recommended to the Southern Company Board of Directors that the CD&A be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in this Information Statement. The Southern Company Board of Directors approved that recommendation.

Members of the Compensation Committee:

Henry A. Clark III, Chair
David J. Grain
Veronica M. Hagen
William G. Smith, Jr.
Steven R. Specker

SUMMARY COMPENSATION TABLE

The Summary Compensation Table shows the amount and type of compensation received or earned in 2012, 2013, and 2014 by the named executive officers, except as noted below.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)

Mark A. Crosswhite	2014	581,327	0	827,982	552,000	701,001	996,216	36,963	3,695,489
Chairman, President,
and Chief Executive
Officer

Charles D. McCrary	2014	389,266	0	2,896,902	722,920	333,990	923,064	96,937	5,363,079
Former Chairman,	2013	799,124	0	1,084,347	722,922	650,630	414,103	45,396	3,716,522
President, and Chief	2012	777,167	0	3,054,840	703,232	1,028,204	2,437,448	44,722	8,045,613
Executive Officer

Philip C. Raymond	2014	347,837	75,000	147,682	98,465	310,117	518,849	67,043	1,564,993
Executive Vice President, Chief Financial Officer, and Treasurer	2013	306,062	0	126,684	84,464	180,856	90,843	24,126	813,035
	2012	282,089	0	119,504	79,682	253,600	547,346	19,294	1,301,515

James P. Heilbron	2014	242,817	0	88,144	58,773	190,281	164,655	20,513	765,183
Senior Vice President	2013	231,944	45,000	81,729	54,502	100,940	—	41,230	555,345
and Senior Production Officer

Zeke W. Smith	2014	348,110	75,000	147,795	98,534	310,128	557,344	62,610	1,599,521
Executive Vice	2013	303,586	0	125,024	83,360	180,982	71,178	24,593	788,723
President	2012	281,048	0	119,084	79,390	231,307	601,752	24,728	1,337,309

Steven R. Spencer	2014	474,664	0	274,230	182,822	458,228	808,513	32,372	2,230,829
Executive Vice	2013	449,955	0	1,441,901	172,849	274,791	72,254	31,221	2,442,971
President	2012	426,191	0	244,382	162,937	416,228	959,824	27,308	2,236,870

Column (a)

Mr. Crosswhite was an executive officer of the Company from 2006 to 2010 and then again starting in 2014. He was not an executive officer of the Company in 2011, 2012, and 2013. Mr. Heilbron was not an executive officer of the Company prior to 2013.

Column (d)

Messrs. Raymond and Smith each received a Southern Excellence Award as described in the CD&A.

Column (e)

This column does not reflect the value of stock awards that were actually earned or received in 2014. Rather, as required by applicable rules of the SEC, this column reports the aggregate grant date fair value of performance shares granted in 2014. The value reported is based on the probable outcome of the performance conditions as of the grant date, using a Monte Carlo simulation model. No amounts will be earned until the end of the three-year performance period on December 31, 2016. The value then can be earned based on performance ranging from 0 to 200%, as established by the Compensation Committee. The aggregate grant date fair value of the performance shares granted in 2014 to Messrs. Crosswhite, Raymond, Heilbron, Smith, and Spencer, assuming that the highest level of performance is achieved, is $1,655,964, $295,364, $176,288, $295,590, and $548,460, respectively (200% of the amount shown in the table). Because Mr. McCrary retired from the Company effective May 1, 2014, the maximum amount he could earn is $241,007, which is prorated based on the number of months he was employed during the performance period. The amount reflected in column (e) for Mr. McCrary also includes the incremental fair value related to the modification of the vesting date of the restricted stock units granted to Mr. McCrary in 2012 and discussed in the CD&A. See Note 8 to the financial statements in the 2014 Annual Report for a discussion of the assumptions used in calculating these amounts.

Column (f)

This column reports the aggregate grant date fair value of stock options granted in the applicable year. See Note 8 to the financial statements in the 2014 Annual Report for a discussion of the assumptions used in calculating these amounts.

Column (g)

The amounts in this column are the payouts under the annual Performance Pay Program. The amount reported for the Performance Pay Program is for the one-year performance period that ended on December 31, 2014. The Performance Pay Program is described in detail in the CD&A.

Column (h)

This column reports the aggregate change in the actuarial present value of each named executive officer's accumulated benefit under the Pension Plan and the supplemental pension plans (collectively, Pension Benefits) as of December 31, 2012, 2013, and 2014. Because Mr. McCrary retired in 2014, the amount reported for him in 2014 reflects the actual benefits expected to be paid after the measurement date. The Pension Benefits as of each measurement date are based on the named executive officer's age, pay, and service accruals and the plan provisions applicable as of the measurement date. The actuarial present values as of each measurement date reflect the assumptions the Company selected for cost purposes as of that measurement date; however, the named executive officers were assumed to remain employed at the Company or any Southern Company subsidiary until their benefits commence at the pension plans' stated normal retirement date, generally age 65. As a result, the amounts in column (h) related to Pension Benefits represent the combined impact of several factors: growth in the named executive officer's Pension Benefits over the measurement year; impact on the total present values of one year shorter discounting period due to the named executive officer being one year closer to normal retirement; impact on the total present values attributable to changes in assumptions from measurement date to measurement date; and impact on the total present values attributable to plan changes between measurement dates. In general, pension values increased for all named executive officers due to a decrease in discount rates and updated mortality rates.

For more information about the Pension Benefits and the assumptions used to calculate the actuarial present value of accumulated benefits as of December 31, 2014, see the information following the Pension Benefits table. The key differences between assumptions used for the actuarial present values of accumulated benefits calculations as of December 31, 2013 and December 31, 2014 are:

•	Discount rate for the Pension Plan was decreased to 4.20% as of December 31, 2014 from 5.05% as of December 31, 2013;

•	Discount rate for the supplemental pension plans was decreased to 3.75% as of December 31, 2014 from 4.50% as of December 31, 2013; and

•	Mortality rates for all plans were updated due to the release of new mortality tables.

This column also reports above-market earnings on deferred compensation under the Deferred Compensation Plan (DCP). However, there were no above-market earnings on deferred compensation in the years reported.

Column (i)

This column reports the following items: perquisites; tax reimbursements; employer contributions in 2014 to the Southern Company Employee Savings Plan (ESP), which is a tax-qualified defined contribution plan intended to meet requirements of Section 401(k) of the Internal Revenue Code of 1986, as amended (Code); and contributions in 2014 under the Southern

Company Supplemental Benefit Plan (Non-Pension Related) (SBP). The SBP is described more fully in the information following the Nonqualified Deferred Compensation table.

The amounts reported for 2014 are itemized below.

	Perquisites ($)	Tax Reimbursements ($)	ESP ($)	SBP ($)	Total ($)
M. A. Crosswhite	7,700	0	12,875	16,388	36,963
C. D. McCrary	84,345	0	11,199	1,393	96,937
P. C. Raymond	6,324	42979	13,260	4,480	67,043
J. P. Heilbron	6,770	1356	12,012	375	20,513
Z. W. Smith	2,815	41406	13,260	5,129	62,610
S. R. Spencer	7,857	2359	11,208	10,948	32,372

Description of Perquisites

Personal Financial Planning is provided for most officers of the Company, including all of the named executive officers. The Company pays for the services of a financial planner on behalf of the officers, up to a maximum amount of $8,700 per year, after the initial year that the benefit is provided. In the initial year, the allowed amount is $15,000. The Company also provides a five-year allowance of $6,000 for estate planning and tax return preparation fees.

Personal Use of Corporate Aircraft. The Southern Company system has aircraft that are used to facilitate business travel. All flights on these aircraft must have a business purpose, except limited personal use that is associated with business travel is permitted for the Chairman, President, and Chief Executive Officer. The amount reported for such personal use is the incremental cost of providing the benefit, primarily fuel costs. Also, if seating is available, Southern Company permits a spouse or other family member to accompany an employee on a flight. However, because in such cases the aircraft is being used for a business purpose, there is no incremental cost associated with the family travel, and no amounts are included for such travel. Any additional expenses incurred that are related to family travel are included.

Other Miscellaneous Perquisites. The amount included reflects the full cost to the Company of providing the following items: personal use of Company-provided tickets for sporting and other entertainment events and gifts distributed to and activities provided to attendees at Company-sponsored events.

GRANTS OF PLAN-BASED AWARDS IN 2014

This table provides information on stock option grants made and goals established for future payouts under the performance-based compensation programs during 2014 by the Compensation Committee.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
M. A.		4,449	444,869	889,738
Crosswhite	2/10/2014				220	22,056	44,112				827,982
	2/10/2014								250,909	41.28	552,000
C. D.		1,898	189,767	379,534
McCrary	2/10/2014				288	28,886	57,772				1,084,380
	2/10/2014								328,600	41.28	722,920
	2/10/2014							43,908			1,812,522
P. C.		1,754	175,432	350,864
Raymond	2/10/2014				39	3,934	7,868				147,682
	2/10/2014								44,757	41.28	98,465
J. P.		1,100	109,989	219,977
Heilbron	2/10/2014				23	2,348	4,696				88,144
	2/10/2014								26,715	41.28	58,773
Z. W.		1,754	175,438	350,876
Smith	2/10/2014				39	3,937	7,874				147,795
	2/10/2014								44,788	41.28	98,534
S. R.		2,604	260,357	520,713
Spencer	2/10/2014				73	7,305	14,610				274,230
	2/10/2014								83,101	41.28	182,822

Columns (c), (d), and (e)

These columns reflect the annual Performance Pay Program opportunity granted to the named executive officers in 2014 as described in the CD&A. The information shown as “Threshold,” “Target,” and “Maximum” reflects the range of potential payouts established by the Compensation Committee. The actual amounts earned are disclosed in the Summary Compensation Table. The amounts shown for Mr. McCrary are prorated based on the amount of time he was employed at the Company in 2014.

Columns (f), (g), and (h)

These columns reflect the performance shares granted to the named executive officers in 2014, as described in the CD&A. The information shown as “Threshold,” “Target,” and “Maximum” reflects the range of potential payouts established by the Compensation Committee. Earned performance shares will be paid out in Common Stock following the end of the 2014 through 2016 performance period, based on the extent to which the performance goals are achieved. Any shares not earned are forfeited.

The number of shares shown for Mr. McCrary reflects the full grant he received in February 2014. However, since Mr. McCrary retired in May 2014, the ultimate number of performance shares he will receive will be prorated based on the number of months he was employed by the Company during the performance period.

Column (i)

This column reflects the number of restricted stock units granted to Mr. McCrary in 2012 and modified by the Compensation Committee in February 2014 as described in the CD&A.

Columns (j) and (k)

Column (j) reflects the number of stock options granted to the named executive officers in 2014, as described in the CD&A, and column (k) reflects the exercise price of the stock options, which was the closing price on the grant date.

Column (l)

This column reflects the aggregate grant date fair value of the performance shares and stock options granted in 2014. This column also reflects the incremental fair value of the restricted stock units granted to Mr. McCrary in 2012 and modified in February 2014. For performance shares, the value is based on the probable outcome of the performance conditions as of the grant date using a Monte Carlo simulation model. For stock options, the value is derived using the Black-Scholes stock option pricing model. According to SEC rules, the incremental fair value of the restricted stock units granted to Mr. McCrary in 2012 and modified in February 2014 is reported using the value on the modification date. The assumptions used in calculating these amounts are discussed in Note 8 to the financial statements in the 2014 Annual Report.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

This table provides information pertaining to all outstanding stock options and stock awards (performance shares and restricted stock units) held by or granted to the named executive officers as of December 31, 2014.

Name (a)	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (#) (f)	Market Value of Shares or Units of Stock That Have Not Vested ($) (g)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (h)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (i)
M. A. Crosswhite	42,242 25,702 63,926 42,083 40,227 0	0 0 0 21,042 80,454 250,909	31.39 31.17 37.97 44.42 44.06 41.28	02/16/2019 02/15/2020 02/14/2021 02/13/2022 02/11/2023 02/10/2024			13,051 22,056	640,935 1,083,170

C.D. McCrary	207,443 247,576 328,600	0 0 0	44.42 44.06 41.28	02/13/2022 02/11/2023 02/10/2024			26,774 28,886	1,314,871 1,418,591

P.C. Raymond	2,980 23,351 15,670 9,642 0	0 0 7,835 19,284 44,757	35.78 37.97 44.42 44.06 41.28	02/18/2018 02/14/2021 02/13/2022 02/11/2023 02/10/2024			3,128 3,934	153,616 193,199
J.P. Heilbron	4,808 15,046 10,326 6,222 0	0 0 5,163 12,443 26,715	35.78 37.97 44.42 44.06 41.28	02/18/2018 02/14/2021 02/13/2022 02/11/2023 02/10/2024			2,018 2,348	99,104 115,310
Z. W. Smith	15,613 9,516 0	7,806 19,032 44,788	44.42 44.06 41.28	02/13/2022 02/11/2023 02/10/2024			3,087 3,937	151,603 193,346
S.R. Spencer	33,763 48,492 32,043 19,732 0	0 0 16,021 39,463 83,101	35.78 37.97 44.42 44.06 41.28	02/18/2018 02/14/2021 02/13/2022 02/11/2023 02/10/2024			6,401 7,305	314,353 358,749
					27,873	1,368,843

Columns (b), (c), (d), and (e)

Stock options vest one-third per year on the anniversary of the grant date. Options granted from 2008 through 2011 with expiration dates from 2018 through 2021 were fully vested as of December 31, 2014. The options granted in 2012, 2013, and 2014 become fully vested as shown below.

Year Option Granted	Expiration Date	Date Fully Vested
2012	February 13, 2022	February 13, 2015
2013	February 11, 2023	February 11, 2016
2014	February 10, 2024	February 10, 2017

Options also fully vest upon death, total disability, or retirement and expire three years following death or total disability or five years following retirement, or on the original expiration date if earlier. Please see Potential Payments upon Termination or Change-in-Control for more information about the treatment of stock options under different termination and change-in-control events.

Columns (f) and (g)

These columns reflect the number of restricted stock units, including the deemed reinvestment of dividends, held by Mr. Spencer as of December 31, 2014. The value in column (g) is based on the Common Stock closing price on December 31, 2014 ($49.11). The restricted stock units for Mr. Spencer vest on December 31, 2015 if he remains employed with the Company or an affiliate of the Company on the vesting date. See further discussion of restricted stock units in the CD&A. See also Potential Payments upon Termination or Change-in-Control for more information about the treatment of restricted stock units under different termination and change-in-control events.

Columns (h) and (i)

In accordance with SEC rules, column (h) reflects the target number of performance shares that can be earned at the end of each three-year performance period (December 31, 2015 and 2016) that were granted in 2013 and 2014, respectively. The performance shares granted for the 2012 through 2014 performance period vested on December 31, 2014 and are shown in the Option Exercises and Stock Vested in 2014 table below.

The value in column (i) is derived by multiplying the number of shares in column (h) by the Common Stock closing price on December 31, 2014 ($49.11). The ultimate number of shares earned, if any, will be based on the actual performance results at the end of each respective performance period. The ultimate number of shares earned by Mr. McCrary will be prorated based on the number of months he was employed by the Company during the performance periods. See further discussion of performance shares in the CD&A. See also Potential Payments upon Termination or Change-in-Control for more information about the treatment of performance shares under different termination and change-in-control events.

OPTION EXERCISES AND STOCK VESTED IN 2014

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
M. A. Crosswhite	22,460	210,450	1,070	52,548
C. D. McCrary	452,498	4,169,084	50,311	2,314,724
P. C. Raymond	32,227	402,558	398	19,546
J. P. Heilbron	7,335	77,794	263	12,916
Z. W. Smith	41,304	403,529	397	19,497
S. R. Spencer	39,135	406,260	815	40,025

Columns (b) and (c)

Column (b) reflects the number of shares acquired upon the exercise of stock options during 2014, and column (c) reflects the value realized. The value realized is the difference in the market price over the exercise price on the exercise date.

Columns (d) and (e)

Column (d) includes the performance shares awarded for the 2012 through 2014 performance period that vested on December 31, 2014. The value reflected in column (e) is derived by multiplying the number of shares in column (d) by the market value of the underlying shares on the vesting date ($49.11).

Certain restricted stock units with reinvested dividends vested on April 30, 2014 and are reflected in column (d) for Mr. McCrary. The value of the restricted stock units as shown in column (e) is derived by multiplying the number of restricted stock units and reinvested dividends that vested (47,576) by the market value of the underlying shares on the vesting date ($45.83).

PENSION BENEFITS AT 2014 FISCAL YEAR-END

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
M. A. Crosswhite	Pension Plan Supplemental Benefit Plan (Pension-Related) Supplemental Executive Retirement Plan SRA	9.92 9.92 9.92 15.00	332,233 570,108 357,917 1,962,246	0 0 0 0
C. D. McCrary	Pension Plan Supplemental Benefit Plan (Pension-Related) Supplemental Executive Retirement Plan	39.33 39.33 39.33	1,931,424 8,522,909 2,688,067	77,806 920,251 290,241
P. C. Raymond	Pension Plan Supplemental Benefit Plan (Pension-Related) Supplemental Executive Retirement Plan SRA	23.0 23.0 23.0 8.0	853,141 583,091 293,153 638,905	0 0 0 0
J. P. Heilbron	Pension Plan Supplemental Benefit Plan (Pension-Related) Supplemental Executive Retirement Plan	15.17 15.17 15.17	327,246 86,631 95,860	0 0 0
Z. W. Smith	Pension Plan Supplemental Benefit Plan (Pension-Related) Supplemental Executive Retirement Plan	31.75 31.75 31.75	1,185,803 789,469 414,671	0 0 0
S. R. Spencer	Pension Plan Supplemental Benefit Plan (Pension-Related) Supplemental Executive Retirement Plan	35.83 35.83 35.83	1,580,702 2,483,028 914,234	0 0 0

Pension Plan

The Pension Plan is a tax-qualified, funded plan. It is Southern Company's primary retirement plan. Generally, all full-time employees participate in this plan after one year of service. Normal retirement benefits become payable when participants attain age 65 and complete five years of participation. The plan benefit equals the greater of amounts computed using a “1.7% offset formula” and a “1.25% formula,” as described below. Benefits are limited to a statutory maximum.

The 1.7% offset formula amount equals 1.7% of final average pay times years of participation less an offset related to Social Security benefits. The offset equals a service ratio times 50% of the anticipated Social Security benefits in excess of $4,200. The service ratio adjusts the offset for the portion of a full career that a participant has worked. The highest three rates of pay out of a participant's last 10 calendar years of service are averaged to derive final average pay. The rates of pay considered for this formula are the base salary rates with no adjustments for voluntary deferrals after 2008. A statutory limit restricts the amount considered each year; the limit for 2014 was $260,000.

The 1.25% formula amount equals 1.25% of final average pay times years of participation. For this formula, the final average pay computation is the same as above, but annual performance-based compensation earned each year is added to the base salary rates of pay.

Early retirement benefits become payable once plan participants have, during employment, attained age 50 and completed 10 years of participation. Participants who retire early from active service receive benefits equal to the amounts computed using the same formulas employed at normal retirement. However, a 0.3% reduction applies for each month (3.6% for each year) prior to normal retirement that participants elect to have their benefit payments commence. For example, 64% of the formula benefits are payable starting at age 55. As of December 31, 2014, all of the named executive officers were retirement-eligible except Messrs. Crosswhite and Heilbron.

The Pension Plan's benefit formulas produce amounts payable monthly over a participant's post-retirement lifetime. At retirement, plan participants can choose to receive their benefits in one of seven alternative forms of payment. All forms pay benefits monthly over the lifetime of the retiree or the joint lifetimes of the retiree and a spouse. A reduction applies if a retiring participant chooses a payment form other than a single life annuity. The reduction makes the value of the benefits paid in the form chosen comparable to what it would have been if benefits were paid as a single life annuity over the retiree's life.

Participants vest in the Pension Plan after completing five years of service. As of December 31, 2014, all of the named executive officers are vested in their Pension Plan benefits. Participants who terminate employment after vesting can elect to have their pension benefits commence at age 50 if they participated in the Pension Plan for 10 years. If such an election is made, the early retirement reductions that apply are actuarially determined factors and are larger than 0.3% per month.

If a participant dies while actively employed and is either age 50 or vested in the Pension Plan as of date of death, benefits will be paid to a surviving spouse. A survivor's benefit equals 45% of the monthly benefit that the participant had earned before his or her death. Payments to a surviving spouse of a participant who could have retired will begin immediately. Payments to a survivor of a participant who was not retirement-eligible will begin when the deceased participant would have attained age 50. After commencing, survivor benefits are payable monthly for the remainder of a survivor's life. Participants who are eligible for early retirement may opt to have an 80% survivor benefit paid if they die; however, there is a charge associated with this election.

If participants become totally disabled, periods that Social Security or employer-provided disability income benefits are paid will count as service for benefit calculation purposes. The crediting of this additional service ceases at the point a disabled participant elects to commence retirement payments. Outside of this extra service crediting, the normal Pension Plan provisions apply to disabled participants.

The Southern Company Supplemental Benefit Plan (Pension-Related) (SBP-P)

The SBP-P is an unfunded retirement plan that is not tax qualified. This plan provides high-paid employees any benefits that the Pension Plan cannot pay due to statutory pay/benefit limits. The SBP-P's vesting and early retirement provisions mirror those of the Pension Plan. Its disability provisions mirror those of the Pension Plan but cease upon a participant's separation from service.

The amounts paid by the SBP-P are based on the additional monthly benefit that the Pension Plan would pay if the statutory limits and pay deferrals were ignored. When a SBP-P participant separates from service, vested monthly benefits provided by the benefit formulas are converted into a single sum value. It equals the present value of what would have been paid monthly for an actuarially determined average post-retirement lifetime. The discount rate used in the calculation is based on the 30-year U.S. Treasury yields for the September preceding the calendar year of separation, but not more than six percent.

Vested participants terminating prior to becoming eligible to retire will be paid their single sum value as of September 1 following the calendar year of separation. If the terminating participant is retirement-eligible, the single sum value will be paid in 10 annual installments starting shortly after separation. The unpaid balance of a retiree's single sum will be credited with interest at the prime rate published in The Wall Street Journal. If the separating participant is a “key man” under Section 409A of the Code, the first installment will be delayed for six months after the date of separation.

If a SBP-P participant dies after becoming vested in the Pension Plan, the spouse of the deceased participant will receive the installments the participant would have been paid upon retirement. If a vested participant's death occurs prior to age 50, the installments will be paid to a spouse as if the participant had survived to age 50.

The Southern Company Supplemental Executive Retirement Plan (SERP)

The SERP is also an unfunded retirement plan that is not tax qualified. This plan provides high-paid employees additional benefits that the Pension Plan and the SBP-P would pay if the 1.7% offset formula calculations reflected a portion of annual performance-based compensation. To derive the SERP benefits, a final average pay is determined reflecting participants' base rates of pay and their annual performance-based compensation amounts, whether or not deferred, to the extent they exceed 15% of those base rates (ignoring statutory limits). This final average pay is used in the 1.7% offset formula to derive a gross benefit. The Pension Plan and the SBP-P benefits are subtracted from the gross benefit to calculate the SERP benefit. The SERP's early retirement, survivor benefit, disability, and form of payment provisions mirror the SBP-P's provisions. However, except upon a change in control, SERP benefits do not vest until participants retire, so no benefits are paid if a participant terminates prior to becoming retirement-eligible. More information about vesting and payment of SERP benefits following a change in control is included under Potential Payments upon Termination or Change-in-Control.

SRA

The Company also provides supplemental retirement benefits to certain employees that were first employed by the Company, or an affiliate of the Company, in the middle of their careers and generally provide for additional retirement benefits by giving credit for years of employment prior to employment with the Company or one of its affiliates. These supplemental retirement benefits are also unfunded and not tax qualified. Information about the SRAs with Messrs. Crosswhite and Raymond is included in the CD&A.

Pension Benefit Assumptions

The following assumptions were used in the present value calculations for all pension benefits:

•	Discount rate - 4.20% Pension Plan and 3.75% supplemental plans as of December 31, 2014,
••	Retirement date - Normal retirement age (65 for all named executive officers),
•	Mortality after normal retirement - RP-2014 mortality tables with generational projections,
•	Mortality, withdrawal, disability, and retirement rates prior to normal retirement - None,
•	Form of payment for Pension Benefits:
	o	Male retirees: 25% single life annuity; 25% level income annuity; 25% joint and 50% survivor annuity; and 25% joint and 100% survivor annuity,
	o	Female retirees: 75% single life annuity; 15% level income annuity; 5% joint and 50% survivor annuity; and 5% joint and 100% survivor annuity,
•	Spouse ages - Wives two years younger than their husbands,
•	Annual performance-based compensation earned but unpaid as of the measurement date - 130% of target opportunity percentages times base rate of pay for year amount is earned, and
•	Installment determination - 3.75% discount rate for single sum calculation and 4.25% prime rate during installment payment period.

For all of the named executive officers, the number of years of credited service for the Pension Plan, the SBP-P, and the SERP is one year less than the number of years of employment.

Columns (d) and (e)

For Mr. McCrary, who retired effective May 1, 2014, column (d) reflects the actual benefits expected to be paid, and column (e) reflects the actual amount paid under the Pension Plan, the SBP-P, and the SERP in 2014, as described above.

NONQUALIFIED DEFERRED COMPENSATION AS OF 2014 FISCAL YEAR-END

Name (a)	Executive Contributions in Last FY ($) (b)	Employer Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
M. A. Crosswhite	0	16,388	55,590	0	287,093
C. D. McCrary	0	1,393	113,931	1,709,936	3,967
P. C. Raymond	45,214	4,480	6,704	0	177,009
J. P. Heilbron	17,387	375	1,462	0	51,773
Z. W. Smith	135,737	5,129	45,460	0	724,167
S. R. Spencer	0	10,948	50,351	0	257,881

Southern Company provides the DCP, which is designed to permit participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement or other separation from service. Up to 50% of base salary and up to 100% of performance-based non-equity compensation may be deferred at the election of eligible employees. All of the named executive officers are eligible to participate in the DCP.

Participants have two options for the deemed investments of the amounts deferred - the Stock Equivalent Account and the Prime Equivalent Account. Under the terms of the DCP, participants are permitted to transfer between investments at any time.

The amounts deferred in the Stock Equivalent Account are treated as if invested at an equivalent rate of return to that of an actual investment in Common Stock, including the crediting of dividend equivalents as such are paid by Southern Company from time to time. It provides participants with an equivalent opportunity for the capital appreciation (or loss) and income of that of a Southern Company stockholder. During 2014, the rate of return in the Stock Equivalent Account was 25.27%.

Alternatively, participants may elect to have their deferred compensation deemed invested in the Prime Equivalent Account, which is treated as if invested at a prime interest rate compounded monthly, as published in The Wall Street Journal as the base rate on corporate loans posted as of the last business day of each month by at least 75% of the United States' largest banks. The interest rate earned on amounts deferred during 2014 in the Prime Equivalent Account was 3.25%.

Column (b)

This column reports the actual amounts of compensation deferred under the DCP by each named executive officer in 2014. The amount of salary deferred by the named executive officers, if any, is included in the Salary column in the Summary Compensation Table. The amounts of performance-based compensation deferred in 2014 were the amounts that were earned as of December 31, 2013 but not payable until the first quarter of 2014. These amounts are not reflected in the Summary Compensation Table because that table reports performance-based compensation that was earned in 2014 but not payable until early 2015. These deferred amounts may be distributed in a lump sum or in up to 10 annual installments at termination of employment or in a lump sum at a specified date, at the election of the participant.

Column (c)

This column reflects contributions under the SBP. Under the Code, employer-matching contributions are prohibited under the ESP on employee contributions above stated limits in the ESP, and, if applicable, above legal limits set forth in the Code. The SBP is a nonqualified deferred compensation plan under which contributions are made that are prohibited from being made in the ESP. The contributions are treated as if invested in Common Stock and are payable in cash upon termination of employment in a lump sum or in up to 20 annual installments, at the election of the participant. The amounts reported in this column also were reported in the All Other Compensation column in the Summary Compensation Table.

Column (d)

This column reports earnings or losses on both compensation the named executive officers elected to defer and on employer contributions under the SBP.

Column (f)

This column includes amounts that were deferred under the DCP and contributions under the SBP in prior years and reported in the Company's prior years' Information Statements. The following chart shows the amounts reported in the Company's prior years' Information Statements.

	Amounts Deferred under the DCP Prior to 2014 and Reported in Prior Years' Information Statements ($)	Employer Contributions under the SBP Prior to 2014 and Reported in Prior Years' Information Statements ($)	Total ($)

M. A. Crosswhite	118,612	9,764	128,376
C. D. McCrary	456,926	280,684	737,610
P. C. Raymond	109,635	5,458	115,093
J. P. Heilbron	15,880	360	16,240
Z. W. Smith	364,899	5,408	370,307
S. R. Spencer	0	95,162	95,162

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

This section describes and estimates payments that could be made to the named executive officers serving as of December 31, 2014 under different termination and change-in-control events. The estimated payments would be made under the terms of Southern Company's compensation and benefit program or the change-in-control severance program. All of the named executive officers are participants in Southern Company's change-in-control severance program for officers. The amount of potential payments is calculated as if the triggering events occurred as of December 31, 2014 and assumes that the price of Common Stock is the closing market price on December 31, 2014.

Description of Termination and Change-in-Control Events

The following charts list different types of termination and change-in-control events that can affect the treatment of payments under the compensation and benefit programs. No payments are made under the change-in-control severance program unless, within two years of the change in control, the named executive officer is involuntarily terminated or voluntarily terminates for Good Reason. (See the description of Good Reason below.)

Traditional Termination Events

•	Retirement or Retirement-Eligible - Termination of a named executive officer who is at least 50 years old and has at least 10 years of credited service.
•	Resignation - Voluntary termination of a named executive officer who is not retirement-eligible.
•	Lay Off - Involuntary termination of a named executive officer who is not retirement-eligible not for cause.
•
Involuntary Termination - Involuntary termination of a named executive officer for cause. Cause includes individual performance below minimum performance standards and misconduct, such as violation of the Company's Drug and Alcohol Policy.

•	Death or Disability - Termination of a named executive officer due to death or disability.

Change-in-Control-Related Events

At the Southern Company or the Company level:

•
Southern Company Change-in-Control I - Consummation of an acquisition by another entity of 20% or more of Common Stock or, following consummation of a merger with another entity, Southern Company's stockholders own 65% or less of the entity surviving the merger.

•
Southern Company Change-in-Control II - Consummation of an acquisition by another entity of 35% or more of Common Stock or, following consummation of a merger with another entity, Southern Company's stockholders own less than 50% of Southern Company surviving the merger.

•	Southern Company Termination - Consummation of a merger or other event and Southern Company is not the surviving company or the Common Stock is no longer publicly traded.
•
Company Change-in-Control - Consummation of an acquisition by another entity, other than another subsidiary of Southern Company, of 50% or more of the stock of the Company, consummation of a merger with another entity and the Company is not the surviving company, or the sale of substantially all the assets of the Company.

At the employee level:

•
Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason - Employment is terminated within two years of a change in control, other than for cause, or the employee voluntarily terminates for Good Reason. Good Reason for voluntary termination within two years of a change in control generally is satisfied when there is a material reduction in salary, performance-based compensation opportunity or benefits, relocation of over 50 miles, or a diminution in duties and responsibilities.

The following chart describes the treatment of different pay and benefit elements in connection with the Traditional Termination Events as described above.

Program	Retirement/ Retirement- Eligible	Lay Off (Involuntary Termination Not For Cause)	Resignation	Death or Disability	Involuntary Termination (For Cause)
Pension Benefits Plans	Benefits payable as described in the notes following the Pension Benefits table.	Same as Retirement.	Same as Retirement.	Same as Retirement.	Same as Retirement.
Annual Performance Pay Program	Prorated if retire before 12/31.	Same as Retirement.	Forfeit.	Same as Retirement.	Forfeit.
Stock Options	Vest; expire earlier of original expiration date or five years.	Vested options expire in 90 days; unvested are forfeited.	Same as Lay Off.	Vest; expire earlier of original expiration date or three years.	Forfeit.
Performance Shares	Prorated if retire prior to end of performance period.	Forfeit.	Forfeit.	Same as Retirement.	Forfeit.
Restricted Stock Units	Forfeit.	Vest.	Forfeit.	Vest.	Forfeit.
Financial Planning Perquisite	Continues for one year.	Terminates.	Terminates.	Same as Retirement.	Terminates.
DCP	Payable per prior elections (lump sum or up to 10 annual installments).	Same as Retirement.	Same as Retirement.	Payable to beneficiary or participant per prior elections. Amounts deferred prior to 2005 can be paid as a lump sum per the benefit administration committee's discretion.	Same as Retirement.
SBP - non-pension related	Payable per prior elections (lump sum or up to 20 annual installments).	Same as Retirement.	Same as Retirement.	Same as the DCP.	Same as Retirement.

The following chart describes the treatment of payments under compensation and benefit programs under different change-in-control events, except the Pension Plan. The Pension Plan is not affected by change-in-control events.

Program	Southern Company Change-in-Control I	Southern Company Change-in-Control II	Southern Company Termination or Company Change in Control	Involuntary Change-in- Control-Related Termination or Voluntary Change-in- Control-Related Termination for Good Reason
Nonqualified Pension Benefits (except SRA)
All SERP-related benefits vest if participants vested in tax-qualified pension benefits; otherwise, no impact. SBP- pension-related benefits vest for all participants and single sum value of benefits earned to change-in-control date paid following termination or retirement.
		Benefits vest for all participants and single sum value of benefits earned to the change-in-control date paid following termination or retirement.	Same as Southern Company Change- in-Control II.	Based on type of change-in-control event.
SRA	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.	Vest.
Annual Performance Pay Program	If no program termination, paid at greater of target or actual performance. If program terminated within two years of change in control, prorated at target performance level.	Same as Southern Company Change-in-Control I.	Prorated at target performance level.	If not otherwise eligible for payment, if the program is still in effect, prorated at target performance level.
Stock Options	Not affected by change-in-control events.	Not affected by change-in-control events.	Vest and convert to surviving company's securities; if cannot convert, pay spread in cash.	Vest.
Performance Shares	Not affected by change-in-control events.	Not affected by change-in-control events.	Vest and convert to surviving company's securities; if cannot convert, pay spread in cash.	Vest.

Program	Southern Company Change-in-Control I	Southern Company Change-in-Control II	Southern Company Termination or Company Change in Control	Involuntary Change-in- Control-Related Termination or Voluntary Change-in- Control-Related Termination for Good Reason
Restricted Stock Units	Not affected by change-in-control events.	Not affected by change-in-control events.	Vest and convert to surviving company's securities; if cannot convert, pay spread in cash.	Vest.
DCP	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.
SBP	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.
Severance Benefits	Not applicable.	Not applicable.	Not applicable.	One or two times base salary plus target annual performance-based pay.
Healthcare Benefits	Not applicable.	Not applicable.	Not applicable.	Up to five years participation in group healthcare plan plus payment of two or three years' premium amounts.
Outplacement Services	Not applicable.	Not applicable.	Not applicable.	Six months.

Potential Payments

This section describes and estimates payments that would become payable to the named executive officers upon a termination or change in control as of December 31, 2014.

Pension Benefits

The amounts that would have become payable to the named executive officers if the Traditional Termination Events occurred as of December 31, 2014 under the Pension Plan, the SBP-P, the SERP, and, for Messrs. Crosswhite and Raymond, the SRA are itemized in the following chart. The amounts shown under the Retirement column are amounts that would have become payable to the named executive officers that were retirement-eligible on December 31, 2014 and are the monthly Pension Plan benefits and the first of 10 annual installments from the SBP-P and the SERP. The amounts shown under the Resignation or Involuntary Termination column are the amounts that would have become payable to the named executive officers who were not retirement-eligible on December 31, 2014 and are the monthly Pension Plan benefits that would become payable as of the earliest possible date under the Pension Plan and the single sum value of benefits earned up to the termination date under the SBP-P, paid as a single payment rather than in 10 annual installments. Benefits under the SERP would be forfeited. The amounts shown that are payable to a spouse in the event of the death of the named executive officer are the monthly amounts payable to a spouse under the Pension Plan and the first of 10 annual installments from the SBP-P and the SERP. The amounts in this chart are very different from the pension values shown in the Summary Compensation Table and the Pension Benefits table. Those tables show the present values of all the benefit amounts anticipated to be paid over the lifetimes of the named executive officers and their spouses. Those plans are described in the notes following the Pension Benefits table. Of the named executive officers, Messrs. Crosswhite and Heilbron were not retirement-eligible on December 31, 2014. The SRA for Mr. Raymond contains an additional service requirement for benefit eligibility which was not met as of December 31, 2014. Therefore, he was not eligible to receive retirement benefits under the SRA. However, death benefits would be paid to his surviving spouse.

	Retirement ($)		Resignation or Involuntary Termination ($)	Death (payments to a spouse) ($)

M. A. Crosswhite	Pension	n/a	1,175	1,528
	SBP-P	n/a	570,561	63,715
	SERP	n/a	0	40,000
	SRA	n/a	1,402,425	219,299
P. C. Raymond	Pension	4,979	All plans treated as retiring	3,484
	SBP-P	66,871	All plans treated as retiring	66,871
	SERP	33,620	All plans treated as retiring	33,620
	SRA	0	All plans treated as retiring	73,272
J. P. Heilbron	Pension	n/a	1,303	2,141
	SBP-P	n/a	86,400	12,018
	SERP	n/a	0	13,298
Z. W. Smith	Pension	6,897	All plans treated as retiring	4,849
	SBP-P	90,549	All plans treated as retiring	90,549
	SERP	47,561	All plans treated as retiring	47,561
S. R. Spencer	Pension	9,675	All plans treated as retiring	5,429
	SBP-P	275,086	All plans treated as retiring	275,086
	SERP	101,285	All plans treated as retiring	101,285

As described in the Change-in-Control chart, the only change in the form of payment, acceleration, or enhancement of the pension benefits is that the single sum value of benefits earned up to the change-in-control date under the SBP-P, the SERP, and the SRA could be paid as a single payment rather than in 10 annual installments. Also, the SERP benefits vest for participants who are not retirement-eligible upon a change in control. Estimates of the single sum payment that would have been made to the named executive officers, assuming termination as of December 31, 2014 following a change-in-control-related event, other than a Southern Company Change-in-Control I (which does not impact how pension benefits are paid), are itemized below. These amounts would be paid instead of the benefits shown in the Traditional Termination Events chart above; they are not paid in addition to those amounts.

	SBP-P ($)	SERP ($)	SRA ($)	Total ($)
M. A. Crosswhite	558,313	350,512	1,921,650	2,830,475
P. C. Raymond	668,713	336,201	732,723	1,737,637
J. P. Heilbron	84,545	93,552	0	178,097
Z. W. Smith	905,489	475,611	0	1,381,100
S. R. Spencer	2,750,857	1,012,846	0	3,763,703

The pension benefit amounts in the tables above were calculated as of December 31, 2014 assuming payments would begin as soon as possible under the terms of the plans. Accordingly, appropriate early retirement reductions were applied. Any unpaid annual performance-based compensation was assumed to be paid at 1.30 times the target level. Pension Plan benefits were calculated assuming each named executive officer chose a single life annuity form of payment, because that results in the greatest monthly benefit. The single sum values were based on a 3.79% discount rate.

Annual Performance Pay Program

The amount payable if a change in control had occurred on December 31, 2014 is the greater of target or actual performance. Because actual payouts for 2014 performance were above the target level for all of the named executive officers, the amount that would have been payable to those named executive officers was the actual amount paid as reported in the CD&A and the Summary Compensation Table.

Stock Options, Performance Shares, and Restricted Stock Units (Equity Awards)

Equity Awards would be treated as described in the Termination and Change-in-Control charts above. Under a Southern Company Termination, all Equity Awards vest. In addition, if there is an Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason, Equity Awards vest. There is no payment associated with Equity Awards unless there is a Southern Company Termination and the participants' Equity Awards cannot be converted into surviving company awards. In that event, the value of outstanding Equity Awards would be paid to the named executive officers. For stock options, the value is the excess of the exercise price and the closing price of Common Stock on

December 31, 2014. The value of performance shares and restricted stock units is calculated using the closing price of Common Stock on December 31, 2014. The chart below shows the number of stock options for which vesting would be accelerated under a Southern Company Termination and the amount that would be payable under a Southern Company Termination if there were no conversion to the surviving company's stock options. It also shows the number and value of performance shares and restricted stock units that would be paid.

	Number of Equity Awards with Accelerated Vesting (#)			Total Number of Equity Awards Following Accelerated Vesting (#)			Total Payable in Cash without Conversion of Equity Awards ($)
	Stock Options	Performance Shares	Restricted Stock Units	Stock Options	Performance Shares	Restricted Stock Units
M. A. Crosswhite	352,405	35,107	0	566,585	35,107	0	6,515,975
P. C. Raymond	71,876	7,062	0	123,519	7,062	0	1,253,430
J. P. Heilbron	44,321	4,366	0	80,723	4,366	0	822,197
Z. W. Smith	71,626	7,024	0	96,755	7,024	0	949,641
S. R. Spencer	138,585	13,706	27,873	272,615	13,706	27,873	4,207,242

DCP and SBP

The aggregate balances reported in the Nonqualified Deferred Compensation table would be payable to the named executive officers as described in the Traditional Termination and Change-in-Control-Related Events charts above. There is no enhancement or acceleration of payments under these plans associated with termination or change-in-control events, other than the lump-sum payment opportunity described in the above charts. The lump sums that would be payable are those that are reported in the Nonqualified Deferred Compensation table.

Healthcare Benefits

All of the named executive officers, except Messrs. Crosswhite and Heilbron, are retirement-eligible. Healthcare benefits are provided to retirees, and there is no incremental payment associated with the termination or change-in-control events. For non-retirement-eligible employees, healthcare benefits are not available until the participant reaches the age of 50, except in the case of a change-in-control-related termination, as described in the Change-in-Control-Related Events chart. The estimated cost of providing up to a maximum of three years of healthcare insurance premiums for Mr. Crosswhite is $38,712, and the estimated cost of providing up to a maximum of two years of healthcare insurance premiums for Mr. Heilbron is approximately $28,791.

Financial Planning Perquisite

An additional year of the financial planning perquisite, which is set at a maximum of $8,700 per year, will be provided after retirement for retirement-eligible named executive officers.

There are no other perquisites provided to the named executive officers under any of the traditional termination or change-in-control-related events.

Severance Benefits

The named executive officers are participants in a change-in-control severance plan. The plan provides severance benefits, including outplacement services, if within two years of a change in control, they are involuntarily terminated, not for cause, or they voluntarily terminate for Good Reason. The severance benefits are not paid unless the named executive officer releases the employing company from any claims he may have against the employing company.

The estimated cost of providing the six months of outplacement services is $6,000 per named executive officer. The severance payment is two times the base salary and target payout under the annual Performance Pay Program for Mr. Crosswhite and one times the base salary and target payout under the annual Performance Pay Program for the other named executive officers. If any portion of the severance amount constitutes an "excess parachute payment" under Section 280G of the Code and is therefore subject to an excise tax, the severance amount will be reduced unless the after-tax "unreduced amount" exceeds the after-tax "reduced amount." Excise tax gross-ups will not be provided on change-in-control severance payments.

The table below estimates the severance payments that would be made to the named executive officers if they were terminated as of December 31, 2014 in connection with a change in control.

Severance Amount ($)
M. A. Crosswhite	2,089,008
P. C. Raymond	526,296
J. P. Heilbron	354,408
Z. W. Smith	526,313
S. R. Spencer	733,732

COMPENSATION RISK ASSESSMENT

Southern Company reviewed its compensation policies and practices, including those of the Company, and concluded that excessive risk-taking is not encouraged. This conclusion was based on an assessment of the mix of pay components and performance goals, the annual pay/performance analysis by the Southern Company Compensation and Management Succession Committee's independent consultant, stock ownership requirements, compensation governance practices, and the claw-back provision. The assessment was reviewed with the Southern Company Compensation and Management Succession Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Southern Company Compensation and Management Succession Committee is made up of independent Directors of Southern Company who have never served as executive officers of Southern Company or the Company. During 2014, none of Southern Company's or the Company's executive officers served on the Board of Directors of any entities whose executive officers serve on the Southern Company Compensation and Management Succession Committee.

STOCK OWNERSHIP TABLE

Southern Company is the beneficial owner of 100% of the outstanding common stock of the Company. The following table shows the number of shares of Common Stock beneficially owned by Directors, nominees, and executive officers as of December 31, 2014. It is based on information furnished by the Directors, nominees, and executive officers. The shares of Common Stock beneficially owned by all Directors, nominees, and executive officers as a group constitute less than 1% of the total number of shares of Common Stock outstanding on December 31, 2014. Messrs. Fanning and Johns, who resigned from the Board effective February 11, 2015 and February 8, 2015, respectively, are not included in this table.

		Shares Beneficially Owned Include:
Name of Directors, Nominees, and Executive Officers	Shares Beneficially Owned(1)	Deferred Stock Units(2)	Shares Individuals Have Right to Acquire Within 60 Days(3)
Whit Armstrong	25,432	12,021	—
Ralph D. Cook	9,333	9,215	—
David J. Cooper, Sr.	42,937	—	—
Mark A. Crosswhite	372,011	—	359,086
Anthony A. Joseph (4)	—	—	—
Patricia M. King	12,641	12,016	—
James K. Lowder	25,978	—	—
Malcolm Portera	24,513	24,317	—
Robert D. Powers	13,553	12,070	—
Catherine J. Randall (4)	110	—	—
C. Dowd Ritter	12,472	—	—
James H. Sanford	11,142	—	—
James P. Heilbron	62,510	—	56,691
Philip C. Raymond	92,822	—	84,039
Zeke W. Smith	69,204	—	57,381
Steven R. Spencer	210,136	—	197,483
John Cox Webb IV	24,173	12,021	—
Directors, Nominees, and Executive Officers as a group (17 people)	1,008,967	81,660	754,680

(1)	“Beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, and/or investment power with respect to a security or any combination thereof.

(2)	Indicates the number of deferred stock units held under the Director Deferred Compensation Plan.

(3)	Indicates shares of Common Stock that certain executive officers have the right to acquire within 60 days. Shares indicated are included in the Shares Beneficially Owned column.

(4)	Mr. Joseph and Dr. Randall were elected to the Board effective January 23, 2015.

OTHER INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

No reporting person of the Company failed to file, on a timely basis, the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2014, Ms. Markell A. Heilbron, the spouse of Mr. James P. Heilbron, an executive officer of the Company, was employed by the Company as an Environmental Affairs Manager and received compensation of $174,922.

Patricia M. King is President of Sunny King Automotive Group. During 2014, the Company made payments of approximately $6.5 million to one or more corporations comprising Sunny King Automotive Group, substantially related to vehicle purchases.

The Company does not have a written policy pertaining solely to the approval or ratification of “related party transactions.” Southern Company has a Code of Ethics as well as a Contract Manual and other formal written procurement policies and procedures that guide the purchase of goods and services, including requiring competitive bids for most transactions above $10,000 or approval based on documented business needs for sole sourcing arrangements. The approval and ratification of any related party transactions would be subject to these written policies and procedures which include a determination of the need for the goods and services; preparation and evaluation of requests for proposals by supply chain management; the writing of contracts; controls and guidance regarding the evaluation of the proposals; and negotiation of contract terms and conditions. As appropriate, these contracts are also reviewed by individuals in the legal, accounting, and/or risk management/services departments prior to being approved by the responsible individual. The responsible individual will vary depending on the department requiring the goods and services, the dollar amount of the contract, and the appropriate individual within that department who has the authority to approve a contract of the applicable dollar amount.